Filed pursuant to Rule 424(b)(3)
Registration No. 333-274061

BROOKFIELD CORPORATION

Class A Limited Voting Shares

This prospectus relates to up to 40,000,000 class A limited voting shares (the “Brookfield Class A Shares”) of Brookfield Corporation (“Brookfield Corporation”) that may be issued from time to time by Brookfield Corporation or delivered by Brookfield Reinsurance Ltd. (“Brookfield Reinsurance”) to satisfy any exchange, redemption or acquisition of class A exchangeable limited voting shares (the “class A exchangeable shares”) or the class A-1 exchangeable non-voting shares (the “class A-1 exchangeable shares” and together with the class A exchangeable shares, the “exchangeable shares”) of Brookfield Reinsurance (including, if applicable, in connection with liquidation, dissolution or winding up of Brookfield Reinsurance). Each exchangeable share is exchangeable for one Brookfield Class A Share (subject to adjustment to reflect certain capital events) or its cash equivalent, as more fully described in this prospectus. Up to 40,000,000 class A-1 exchangeable shares may be issued by Brookfield Reinsurance in connection with an exchange offer (the “Exchange Offer”) registered under the Securities Act of 1933, as amended (the “Securities Act”), as more fully described in this prospectus. See “Summary—Exchange Offer”.

This prospectus also relates to up to (i) 9,285,952 Brookfield Class A Shares that may be issued by Brookfield Corporation or delivered by Brookfield Reinsurance to satisfy any exchange, redemption or acquisition of 9,285,952 outstanding class A exchangeable shares (including, if applicable, in connection with liquidation, dissolution or winding up of Brookfield Reinsurance) that were previously registered pursuant to the Brookfield Corporation’s registration statement on Form F-3 (File No. 333-255310), which was declared effective by the Securities and Exchange Commission on June 16, 2021, in connection with the special dividend by Brookfield Corporation of class A exchangeable shares on June 28, 2021, and (ii) 1,165,000 Brookfield Class A Shares that may be issued by Brookfield Corporation or delivered by Brookfield Reinsurance to satisfy any exchange, redemption or acquisition of 1,165,000 outstanding class A exchangeable shares (including, if applicable, in connection with liquidation, dissolution or winding up of Brookfield Reinsurance) that were issued in private placements in reliance on Regulation S under the Securities Act in March 2023.

Neither Brookfield Corporation nor Brookfield Reinsurance will receive any cash proceeds from the issuance or delivery of any Brookfield Class A Shares upon exchange, redemption or acquisition, as applicable, of exchangeable shares pursuant to this prospectus.

The Brookfield Class A Shares are listed on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) under the symbol “BN.” On September 13, 2023, the closing price of a Brookfield Class A Share was $35.21 on the NYSE and C$47.73 on the TSX.

Investing in Brookfield Class A Shares involves risks. Please see “Risk Factors” beginning on page 4 of this prospectus, and in similarly-captioned sections in the documents incorporated by reference herein, for a discussion of risk factors you should consider before investing in the Brookfield Class A Shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 20, 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that Brookfield Corporation has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act with respect to Brookfield Class A Shares to be issued, from time to time, in connection with the exchange, redemption or acquisition, if any and as applicable, of exchangeable shares (including in connection with liquidation, dissolution or winding up of Brookfield Reinsurance). Brookfield Corporation or Brookfield Reinsurance may issue or deliver, as the case may be, to holders of exchangeable shares, at any time and from time to time, Brookfield Class A Shares in connection with the exchange, redemption or acquisition, if any and as applicable, of exchangeable shares (including in connection with liquidation, dissolution or winding up of Brookfield Reinsurance). As allowed by the SEC rules, this prospectus does not contain all the information included in the registration statement. For further information, you are referred to the registration statement, including its exhibits, as well as any prospectus supplement and any documents incorporated by reference herein or therein.

You should read this prospectus together with any applicable prospectus supplement thereto, and in any free writing prospectus that we may provide to you, and any documents incorporated by reference herein or therein and any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Incorporation by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus or any document incorporated by reference herein by reference is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any delivery of Brookfield Class A Shares made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after this prospectus. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement, and in any free writing prospectus that we may provide to you. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

In this prospectus, unless the context otherwise indicates, references to “Brookfield Corporation” refer to Brookfield Corporation and references to “we”, “us”, “our” and “Brookfield” refer to Brookfield Corporation (formerly Brookfield Asset Management Inc.), its subsidiaries and controlled companies, including, unless the context otherwise requires, Brookfield Asset Management Ltd., and any investment fund sponsored, managed or controlled by Brookfield Corporation or its subsidiaries, and does not, for greater certainty, include us or Oaktree Capital Group, LLC and Atlas OCM Holdings, LLC and its subsidiaries.

The financial information contained or incorporated by reference in this prospectus is presented in United States dollars and has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Information prepared in accordance with IFRS may differ from financial information prepared in accordance with U.S. generally accepted accounting principles and therefore may not be comparable.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain “forward-looking information” within the meaning of Canadian provincial securities laws and “forward-looking statements” within the meaning of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and in any applicable Canadian securities regulations. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements which reflect management’s expectations regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies, capital management and outlook of Brookfield Corporation and its subsidiaries, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” In particular, the forward-looking statements contained in this news release include statements referring the impact of current market or economic conditions on our operating businesses, the future state of the economy or the securities market and expected future deployment of capital and dispositions as well as statements regarding future earnings.

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause the actual results, performance or achievements of Brookfield Corporation to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: (i) returns that are lower than target; (ii) the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business; (iii) the behavior of financial markets, including fluctuations in interest and foreign exchange rates; (iv) global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; (v) strategic actions including acquisitions and dispositions, the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits; (vi) changes in accounting policies and methods used to report financial condition (including uncertainties associated with critical accounting assumptions and estimates); (vii) the ability to appropriately manage human capital; (viii) the effect of applying future accounting changes; (ix) business competition; (x) operational and reputational risks; (xi) technological change; (xii) changes in government regulation and legislation within the countries in which we operate; (xiii) governmental investigations; (xiv) litigation; (xv) changes in tax laws; (xvi) ability to collect amounts owed; (xvii) catastrophic events, such as earthquakes, hurricanes, or epidemics/pandemics; (xviii) the possible impact of international conflicts and other developments including terrorist acts and cyberterrorism; (xix) the introduction, withdrawal, success and timing of business initiatives and strategies; (xx) the failure of effective disclosure controls and procedures and internal controls over financial reporting and other risks; (xxi) health, safety and environmental risks; (xxii) the maintenance of adequate insurance coverage; (xxiii) the existence of information barriers between certain businesses within our asset management operations; (xxiv) risks specific to our business segments including asset management, renewable power and transition, infrastructure, private equity, real estate and other alternatives, including credit; and (xxv) other risks and factors detailed in this prospectus under the heading “Risk Factors” as well as in the Annual Information Form (as defined below), filed as Exhibit 99.1 to the Annual Report (as defined below), under the heading “Business Environment and Risks” and the MD&A (as defined below) under the heading “Part 6—Business Environment and Risks”, each incorporated by reference in this prospectus, as well as in other documents filed by Brookfield Corporation from time to time in our documents filed with the SEC available at www.sec.gov.

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We caution that the foregoing list of important factors that may affect future results is not exhaustive. Nonetheless, all of the forward-looking statements contained in this prospectus or in documents incorporated by reference herein are qualified by these cautionary statements. When relying on our forward-looking statements, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may need to be updated as a result of new information, future events or otherwise.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in Brookfield Class A Shares. You should read this entire prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference herein.

Brookfield Corporation

Brookfield Corporation is focused on deploying its capital on a value basis and compounding it over the long term. This capital is allocated across its three core pillars of asset management, insurance solutions and operating businesses. Employing a disciplined investment approach, Brookfield Corporation leverages its deep expertise as an owner and operator of real assets, as well as the scale and flexibility of its capital, to create value and deliver strong risk-adjusted returns across market cycles. The Brookfield Class A Shares are listed on the NYSE and the TSX under the symbols “BN.” For additional information, see the Annual Report, which is incorporated by reference into this prospectus.

Brookfield Reinsurance Ltd.

Brookfield Reinsurance was incorporated on December 10, 2020 under the Companies Act 1981 of Bermuda, as amended (the “Bermuda Act”), as an exempted company limited by shares. Brookfield Reinsurance operates a leading capital solutions business providing insurance and reinsurance services to individuals and institutions. Through its operating subsidiaries, Brookfield Reinsurance offers a broad range of insurance products and services to individuals and institutions, including life insurance and annuities and personal and commercial property and casualty insurance. In doing so, Brookfield Reinsurance seeks to match its liabilities with a portfolio of high-quality investments in order to generate attractive, risk-adjusted returns within its business. Brookfield Reinsurance leverages its relationship with Brookfield in order to opportunistically source new business and deploy Brookfield Reinsurance’s capital in assets that are tailored to its investment needs. Brookfield Reinsurance’s relationship with Brookfield provides Brookfield Reinsurance with access to a diverse mix of leading alternative investment strategies that it believes are well-suited for this purpose.

Brookfield Class A Shares

As of September 13, 2023, there were 1,638,163,723 Brookfield Class A Shares outstanding.

Exchange Offer

On August 18, 2023, Brookfield Reinsurance and Brookfield Corporation filed a registration statement in connection with the Exchange Offer whereby Brookfield Reinsurance will offer to exchange up to 40,000,000 Brookfield Class A Shares for newly-issued class A-1 exchangeable shares of Brookfield Reinsurance. Under the Exchange Offer, each holder of Brookfield Class A Shares who has properly tendered Brookfield Class A Shares, and who has not properly withdrawn such Brookfield Class A Shares, will receive one class A-1 exchangeable share for each Brookfield Class A Share tendered, on the terms and subject to the conditions of the Exchange Offer and subject to pro-ration. This prospectus relates to issuance or delivery from time to time by Brookfield Corporation or Brookfield Reinsurance, as applicable, of Brookfield Class A Shares to satisfy any exchange, redemption or acquisition of exchangeable shares.

We refer to Brookfield Reinsurance as a “paired entity” to Brookfield Corporation because (i) the exchangeable shares (A) are exchangeable into Brookfield Class A Shares on a one-for-one basis and (B) receive distributions at the same time and in the same amounts as dividends on the Brookfield Class A Shares, and (ii) Brookfield Corporation owns 100% of the Brookfield Reinsurance class C shares (as defined below). These features enable the Exchange Offer to be structured so that the equity base and market capitalization of

Brookfield Reinsurance can be enhanced without any dilution to Brookfield Corporation Shareholders. However, while the exchangeable shares provide Brookfield Shareholders the opportunity to hold their interest in overall Brookfield through the ownership of exchangeable shares, Brookfield Corporation and Brookfield Reinsurance are distinct legal entities and there are differences between the rights and privileges of holders of Brookfield Class A Shares and holders of our exchangeable shares. For a discussion of such differences under the governing documents of our company and Brookfield Corporation and laws of their respective jurisdictions of formation see “Comparison of the Rights of Holders of Exchangeable Shares and Brookfield Class A Shares”. See also “Material United States Federal Income Tax Considerations” and “Material Canadian Federal Income Tax Considerations”.

Organizational Structure

The following diagram provides a simplified corporate structure of Brookfield Corporation and Brookfield Reinsurance as of the date of this prospectus.

Tax Consequences of Exchanges and Ownership of Brookfield Class A Shares

Please see “Material Canadian Federal Income Tax Considerations” and “Material United States Federal Income Tax Considerations” for a summary of certain material Canadian and U.S. federal income tax considerations that may be relevant to holders of exchangeable shares that exchange their exchangeable shares for Brookfield Class A Shares or whose exchangeable shares are redeemed for Brookfield Class A Shares. Because the specific tax consequences to such holders will depend upon their specific circumstances, holders are strongly urged to consult their own tax advisors regarding any Canadian and/or U.S. federal, state and local tax consequences specific to such holders.

Summary Risk Factors

We are subject to a number of risks of which you should be aware. Below please find a summary of the principal risks we face. These risks are discussed more fully in this prospectus under the heading “Risk Factors” and in the section entitled “Part 6—Business Environment and Risks” in the MD&A and the section entitled “Business Environment and Risks” in the Annual Information Form, each of which are incorporated by reference in this prospectus.

•	Risks relating to the volatility in the trading price of the Brookfield Class A Shares;

•	Risks relating to our reputation;

•	Risks relating to our asset management business;

•	Risks relating to compliance with numerous laws, rules and regulations,

•	Risks relating to government investigations and anti-corruption legislation;

•	Risks relating to our liquidity;

•	Risks relating to foreign exchange and other financial exposure;

•	Risks relating to temporary investments;

•	Risks relating to interest rates;

•	Risks relating to human capital;

•	Risks relating to geopolitical and economic conditions;

•	Risks relating to catastrophic loss, climate change and terrorism;

•	Risks relating to taxation;

•	Risks relating to financial reporting and disclosures;

•	Risks relating to health, safety and the environment;

•	Risks relating to data security, privacy and cyber-terrorism;

•	Risks relating to dependence on information technology systems and information barriers;

•	Risks relating to litigation and insurance;

•	Risks relating to our counterparties;

•	Risks relating to our real estate, renewable power, infrastructure, private equity and credit businesses; and

•	Risks relating to our residential development business.

RISK FACTORS

An investment in the Brookfield Class A Shares involves a high degree of risk. Before making an investment decision, you should carefully consider the risks incorporated by reference from the Annual Report and the other information incorporated by reference in this prospectus, as updated by Brookfield Corporation’s subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act. The risks and uncertainties described therein and herein are not the only risks and uncertainties we face. In addition, please consider the following risks before making an investment decision: See “Where You Can Find More Information” and “Incorporation by Reference.”

The U.S. federal income tax consequences to a U.S. holder of the exchange or redemption of exchangeable shares for Brookfield Class A Shares are uncertain.

The U.S. federal income tax consequences to a U.S. Holder (as defined below) of the exchange or redemption of exchangeable shares for Brookfield Class A Shares will depend, in part, on whether the exchangeable shares are, for U.S. federal income tax purposes, treated as stock of Brookfield Reinsurance. No authority directly addresses the U.S. federal income tax treatment of a security with terms and related rights similar to the exchangeable shares, and therefore the tax treatment of the exchangeable shares is uncertain. Brookfield Corporation will treat the exchangeable shares as stock of Brookfield Reinsurance for all U.S. federal income tax purposes, and Brookfield Corporation understands that Brookfield Reinsurance will take the same U.S. tax position. If the exchangeable shares are treated as stock of Brookfield Reinsurance for U.S. federal income tax purposes, a U.S. Holder generally will recognize capital gain or loss upon the exchange of exchangeable shares for Brookfield Class A Shares pursuant to the exercise of the exchange right equal to the difference between the amount realized upon the exchange and the holder’s adjusted tax basis in the exchangeable shares. The amount realized will equal the amount of cash, if any, plus the fair market value of the Brookfield Class A Shares received upon exercise of the exchange right. If the exchangeable shares are treated as stock of Brookfield Reinsurance for U.S. federal income tax purposes, a redemption generally will be treated with respect to a U.S. Holder either as (i) a sale or exchange eligible for capital gain or loss treatment or (ii) a distribution in respect of exchangeable shares, depending on the circumstances.

Notwithstanding Brookfield Corporation’s treatment of the exchangeable shares as stock of Brookfield Reinsurance for all U.S. federal income tax purposes, alternative characterizations are possible. For example, the Internal Revenue Service (“IRS”) or a court might characterize the exchangeable shares as stock of Brookfield Corporation. In such case, the exchange of exchangeable shares for Brookfield Class A Shares by a U.S. Holder might qualify for tax-free treatment, instead of the U.S. federal income tax consequences described in the preceding paragraph. Alternatively, the IRS or a court might characterize the exchangeable shares and related rights as a derivative financial instrument, in which case the exchange or redemption of exchangeable shares for Brookfield Class A Shares by a U.S. Holder could result in complex and uncertain tax consequences that could be materially different from the consequences described in this prospectus. No assurance can be provided that the IRS or a court will agree with Brookfield Reinsurance’s position that the exchangeable shares constitute stock of Brookfield Reinsurance, and the U.S. federal income tax consequences of an alternative characterization of the exchangeable shares could be materially adverse to U.S. Holders, as described in greater detail below under the heading “—Material United States Federal Income Tax Considerations.” Each U.S. Holder is urged to consult a tax adviser regarding the proper treatment of the exchangeable shares for U.S. federal income tax purposes.

U.S. Holders whose exchangeable shares are exchanged or redeemed for Brookfield Class A Shares may be required to treat gain as ordinary income for U.S. federal income tax purposes and comply with certain reporting requirements.

In general, if a U.S. person sells or taxably disposes of shares of a non-U.S. corporation that would be taxed under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to U.S. insurance companies if it were a U.S. corporation, and the non-U.S. corporation is (or would be but for certain exceptions) treated as a “controlled foreign corporation” for the purposes of the rules governing “related person insurance income” (“RPII,” and such non-U.S. corporation, an “RPII CFC”), then any gain realized on the disposition may be recharacterized as a dividend to the extent of the U.S. person’s share of the corporation’s undistributed earnings and profits that were accumulated during the period that the U.S. person owned the shares (possibly whether or not those earnings and profits are attributable to RPII). In addition, the shareholder might be required to comply with certain reporting requirements, regardless of the number of shares owned.

Brookfield Corporation understands that Brookfield Reinsurance does not directly engage in an insurance or reinsurance business, but it has non-U.S. subsidiaries that do so. Based on the absence of legal authority, there is a strong argument that gain realized upon the exchange or redemption of exchangeable shares for Brookfield Class A Shares should not be recharacterized as a dividend for U.S. federal income tax purposes under this special rule, because Brookfield Reinsurance is not directly engaged in the insurance business. However, there can be no assurance that the IRS will not successfully assert that this tax treatment applies in such circumstances and thus may apply to a U.S. Holder who recognizes taxable gain from the exchange of exchangeable shares for Brookfield Class A Shares. Moreover, other complex RPII rules may apply to a U.S. Holder who is treated as receiving a distribution in respect of exchangeable shares as a result of a redemption of exchangeable shares by Brookfield Reinsurance. U.S. Holders are urged to consult their tax advisers regarding the application of the foregoing rules to the exchange or redemption of exchangeable shares for Brookfield Class A Shares.

The exchange of exchangeable shares for Brookfield Class A Shares pursuant to the exercise of the exchange right will result in a disposition of the exchangeable shares for Canadian federal income tax purposes.

The exchange of exchangeable shares for Brookfield Class A Shares pursuant to the exercise of the exchange right will result in a disposition of the exchangeable shares for Canadian federal income tax purposes. Resident Holders (as defined herein) generally will be subject to Canadian federal income tax on any resulting capital gain as further described under “Material Canadian Federal Income Tax Considerations—Taxation of Holders Resident in Canada”. Non-Resident Holders (as defined herein) generally will not be subject to Canadian federal income tax on any resulting capital gain unless the exchangeable shares constitute “taxable Canadian property” (as defined in the Income Tax Act (Canada) (“Tax Act”)) of the Non-Resident Holder as further described under “Material Canadian Federal Income Tax Considerations—Taxation of Holders not Resident in Canada”.

Your investment may change upon an exchange of exchangeable shares for Brookfield Class A Shares.

If you exchange exchangeable shares pursuant to the terms set forth in Brookfield Reinsurance’s memorandum of association and bye-laws and the Rights Agreement (as defined herein), you may receive Brookfield Class A Shares or cash in exchange for such Brookfield Reinsurance exchangeable shares. To the extent that you receive Brookfield Class A Shares in any such exchange, you will become a holder of shares of a Canadian corporation rather than a holder of a security of a Bermuda company. Brookfield Corporation is organized as a corporation under the laws of Ontario, Canada, whereas Brookfield Reinsurance is organized as a Bermuda company. Therefore, recipients of Brookfield Class A Shares following an exchange of exchangeable shares for Brookfield Class A Shares will have different rights and obligations, including voting rights, from those that they had prior to the consummation of the exchange as a holder of exchangeable shares. See “Comparison of the Rights of Holders of Exchangeable Shares and Brookfield Class A Shares.”

The Brookfield Class A Shares may not trade at the same price as the exchangeable shares.

Although the exchangeable shares are intended to provide an economic return that is equivalent to the Brookfield Class A Shares, there can be no assurance that the market price of Brookfield Class A Shares will be equal to the market price of exchangeable shares at any time. Factors that could cause differences in such market prices may include:

•	perception and/or recommendations by analysts, investors and/or other third parties that these securities should be priced differently;

•	actual or perceived differences in distributions to holders of exchangeable shares versus dividends to holders of Brookfield Class A Shares, including as a result of any legal prohibitions;

•	business developments or financial performance or other events or conditions that may be specific to only Brookfield Corporation or Brookfield Reinsurance; and

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difficulty in the exchange mechanics between exchangeable shares and Brookfield Class A Shares, including any delays or difficulties experienced by the transfer agent in processing the exchange requests.

Any holder requesting an exchange of their exchangeable shares for which Brookfield Corporation elects to provide Brookfield Class A Shares in satisfaction of the exchange amount may experience a delay in receiving such Brookfield Class A Shares, which may affect the value of the Brookfield Class A Shares the holder receives in an exchange.

Each exchangeable share is exchangeable with Brookfield Corporation for one Brookfield Class A Share (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined by Brookfield Corporation). See “Exchanges of exchangeable shares for Brookfield Class A Shares—Exchange Rights—Adjustments to Reflect Certain Capital Events”. In the event cash is used to satisfy an exchange request, the amount payable per exchangeable share will be equal to the NYSE closing price of one Brookfield Class A Share on the date that the request for exchange is received by the transfer agent. As a result, any decrease in the value of Brookfield Class A Shares after that date will not affect the amount of cash received. However, any holder whose exchangeable shares are exchanged for Brookfield Class A Shares will not receive such Brookfield Class A Shares for up to ten (10) business days after the applicable request is received. During this period, the market price of Brookfield Class A Shares may decrease. Any such decrease would affect the value of the Brookfield Class A Shares consideration to be received by the holder of exchangeable shares on the effective date of the exchange.

Further, Brookfield Corporation will be required to maintain an effective registration statement in order to exchange any exchangeable shares for Brookfield Class A Shares. If a registration statement with respect to the Brookfield Class A Shares issuable upon any exchange, redemption or acquisition of exchangeable shares (including in connection with any liquidation, dissolution or winding up of Brookfield Reinsurance) is not current or is suspended for use by the SEC, no exchange or redemption of exchangeable shares for Brookfield Class A Shares may be effected during such period. In addition, for so long as there is not an effective registration statement with respect to the delivery of Brookfield Class A Shares in connection with the exchange right, Brookfield Corporation will not be able to effect exchanges for Brookfield Class A Shares and will not be required to effect exchanges for cash that would result in the payment of an amount in excess of $5,000,000 in the aggregate over any 30 consecutive calendar day period; provided that such limit will not apply for more than 90 consecutive calendar days during any 12 calendar month period. As a result, in these circumstances, holders of exchangeable shares may experience a delay in receiving cash on exercise of the exchange right.

Exchanges of exchangeable shares for Brookfield Class A Shares may negatively affect the market price of the Brookfield Class A Shares, and additional issuances of exchangeable shares would be dilutive to the Brookfield Class A Shares.

Each exchangeable share is exchangeable with Brookfield Corporation by the holder thereof for one Brookfield Class A Share (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined by Brookfield Corporation). See “Exchanges of exchangeable shares for Brookfield Class A Shares—Exchange Rights—Adjustments to Reflect Certain Capital Events”. If Brookfield Corporation elects to deliver Brookfield Class A Shares in satisfaction of any such exchange request, a significant number of Brookfield Class A Shares may be issued from time to time which could have a negative impact on the market price for Brookfield Class A Shares. Additionally, any exchangeable shares issued by Brookfield Reinsurance in the future will also be exchangeable for Brookfield Class A Shares, and, accordingly, any future exchanges satisfied by the delivery of Brookfield Class A Shares would dilute the percentage interest of existing holders of the Brookfield Class A Shares and may reduce the market price of Brookfield Class A Shares.

Holders of exchangeable shares do not have a right to elect whether to receive cash or Brookfield Class A Shares upon an exchange, liquidation or redemption event.

In the event that (i) there is a liquidation, dissolution or winding up of Brookfield Reinsurance or any other distribution of Brookfield Reinsurance’s assets among its shareholders for the purpose of winding up its affairs, including whether substantially concurrent with a liquidation, dissolution, winding up or any other distribution of Brookfield Corporation’s assets among its shareholders for the purpose of winding up its affairs, (ii) Brookfield Reinsurance exercises its right to redeem (or cause the redemption of) all of the then outstanding exchangeable shares, or (iii) a holder of exchangeable shares requests an exchange of exchangeable shares, holders of exchangeable shares shall be entitled to receive one Brookfield Class A Share per exchangeable share held (subject to adjustment to reflect certain capital events and certain other payment obligations in the case of a liquidation, dissolution or winding up of Brookfield Reinsurance) or its cash equivalent. The form of payment will be determined at the election of Brookfield Reinsurance or Brookfield Corporation, as applicable, or by the liquidator in the case of a liquidation, so holders will not know whether cash or Brookfield Class A Shares will be delivered in connection with any of the events described above. Brookfield Corporation currently intends to satisfy any exchange requests on the exchangeable shares through the delivery of Brookfield Class A Shares rather than cash.

Brookfield Reinsurance and/or Brookfield Corporation may issue additional exchangeable shares and/or Brookfield Class A Shares, respectively, in the future, including in lieu of incurring indebtedness, which may dilute holders of their equity securities. Brookfield Reinsurance and/or Brookfield Corporation may also issue securities that have rights and privileges that are more favorable than the rights and privileges accorded to their equity holders.

Subject to the terms of any of Brookfield Reinsurance securities then outstanding, Brookfield Reinsurance may issue additional securities, including exchangeable shares, class B shares of Brookfield Reinsurance (“Brookfield Reinsurance class B shares”), class C shares of Brookfield Reinsurance (“Brookfield Reinsurance class C shares”), preference shares, options, rights and warrants for any purpose and for such consideration and on such terms and conditions as Brookfield Reinsurance’s board of directors may determine. Subject to the terms of any of Brookfield Reinsurance securities then outstanding, Brookfield Reinsurance’s board of directors will be able to determine the class, designations, preferences, rights, powers and duties of any additional securities, including any rights to share in Brookfield Reinsurance’s profits, losses and dividends, any rights to receive Brookfield Reinsurance’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of Brookfield Reinsurance securities then outstanding, Brookfield Reinsurance’s board of directors may use such authority to issue such additional securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the exchangeable shares.

Similarly, subject to the terms of any securities then outstanding, Brookfield Corporation’s board of directors may issue additional securities, including Brookfield Class A Shares, preference shares, options, rights, warrants and appreciation rights relating to Brookfield Corporation securities for any purpose and for such consideration and on such terms and conditions as Brookfield Corporation’s board of directors may determine. Subject to the terms of any securities then outstanding, Brookfield Corporation’s board of directors will be able to determine the class, designations, preferences, rights, powers and duties of any additional securities, including any rights to share in Brookfield Corporation’s profits, losses and dividends, any rights to receive Brookfield Corporation’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any securities then outstanding, Brookfield Corporation’s board of directors may use such authority to issue such additional securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the Brookfield Class A Shares.

The sale or issuance of a substantial number of exchangeable shares, Brookfield Class A Shares or other securities of Brookfield Reinsurance or Brookfield Corporation in the public markets, or the perception that such sales or issuances could occur, could depress the market price of Brookfield Class A Shares and impair Brookfield Corporation’s ability to raise capital through the sale of additional Brookfield Class A Shares. We cannot predict the effect that future sales or issuances of exchangeable shares, Brookfield Class A Shares or other securities would have on the market price of the Brookfield Class A Shares. Subject to the terms of any of our securities then outstanding, holders of Brookfield Class A Shares will not have any pre-emptive right or any right to consent to or otherwise approve the issuance of any securities or the terms on which any such securities may be issued.

USE OF PROCEEDS

Neither Brookfield Corporation nor Brookfield Reinsurance will receive any cash proceeds from the issuance or delivery of any Brookfield Class A Shares upon exchange, redemption or acquisition, as applicable, of exchangeable shares pursuant to this prospectus. However, Brookfield Corporation will acquire the exchangeable shares in exchange for the Brookfield Class A Shares issued pursuant to this prospectus. With each such acquisition, Brookfield Corporation’s interest in the exchangeable shares of Brookfield Reinsurance will increase unless such exchangeable shares are converted into class C shares of Brookfield Reinsurance or otherwise transferred in accordance with the terms thereof. See “Exchange of exchangeable shares for Brookfield Class A Shares” below.

CAPITALIZATION

The following table sets forth the consolidated capitalization of Brookfield Corporation as at June 30, 2023, but does not reflect any exchanges because the number of Brookfield Class A Shares issuable pursuant thereto is not yet determinable. For further disclosures in respect of consolidated capitalization, please see Brookfield Corporation’s audited comparative consolidated financial statements and notes thereto for the fiscal years ended December 31, 2022 and 2021 and the unaudited comparative interim consolidated financial statements for the three and six months ended June 30, 2023 and 2022, which are documents incorporated by reference in this prospectus.

As at June 30, 2023
(US$ amounts in millions)
Corporate borrowings	$13,618
Accounts payable and other	$57,977
Liabilities associated with assets classified as held for sale	$1,489
Non-recourse borrowings of managed entities	$206,085
Deferred income tax liabilities	$24,333
Subsidiary equity obligations	$4,049
Equity
Preferred equity	$4,103
Non-controlling interests	$110,982
Common equity	$40,498
Total capitalization	$463,134

EXCHANGES OF EXCHANGEABLE SHARES

FOR BROOKFIELD CLASS A SHARES

The exchange rights relating to the exchangeable shares are set forth in the memorandum of association and bye-laws of Brookfield Reinsurance and the Rights Agreement and are filed as exhibits to the registration statement of which this prospectus forms a part. Upon exchange, holders of exchangeable shares will receive, with respect to each exchanged share, either one Brookfield Class A Share or cash in an amount equivalent to the market value of one Brookfield Class A Share, in each case as described in further detail below.

Exchange Rights

At any time before the 15th business day prior to the date of any redemption, holders of exchangeable shares shall have the right to exchange all or a portion of their exchangeable shares with Brookfield Corporation for one Brookfield Class A Share per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by Brookfield Reinsurance or Brookfield Corporation as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one Brookfield Class A Share on the date that the request for exchange is received by Brookfield Reinsurance’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid distributions, if any (the form of payment to be determined at the sole election of Brookfield Corporation), subject to certain limitations described below if Brookfield Corporation is unable to maintain an effective registration statement. If you hold exchangeable shares through a broker, please contact your broker to request an exchange on your behalf. If you are a registered holder of exchangeable shares, please contact Brookfield Reinsurance’s transfer agent and follow the process described below.

Pursuant to the Rights Agreement, Brookfield Corporation has agreed it will satisfy, or cause to be satisfied, any request made pursuant to our bye-laws to exchange such class A exchangeable shares for Brookfield Class A Shares or its cash equivalent, plus unpaid distributions. Prior to the issuance of any class A-1 exchangeable shares, the Rights Agreement will be amended to provide similar obligations on Brookfield Corporation with regards to any request made pursuant to our bye-laws to exchange the class A-1 exchangeable shares. Brookfield Corporation currently intends to satisfy any exchange requests on the exchangeable shares through the delivery of Brookfield Class A Shares rather than cash.

The obligation to satisfy a request for exchange is the obligation of Brookfield Corporation, and Brookfield Reinsurance has no obligation to deliver Brookfield Class A Shares or cash, to deliver any unpaid distributions, or to cause Brookfield Corporation to do so.

Each holder of exchangeable shares who wishes to exchange one or more of his or her exchangeable shares with Brookfield Corporation for Brookfield Class A Shares or its cash equivalent is required to complete and deliver a notice of exchange in the form available from Brookfield Reinsurance’s transfer agent. Upon receipt of a notice of exchange, Brookfield Corporation shall, within ten (10) business days after the date that the notice of exchange is received by Brookfield Reinsurance’s transfer agent, or the specified exchange date, deliver or cause to deliver to the tendering holder of exchangeable shares, in accordance with instructions set forth in the notice of exchange, one Brookfield Class A Share per exchangeable share held (subject to adjustments in the event of certain capital events by Brookfield Reinsurance or Brookfield Corporation as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one Brookfield Class A Share on the date that the request for exchange is received by Brookfield Reinsurance’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid distributions, if any (the form of payment to be determined at the sole election of Brookfield Corporation). Notwithstanding the foregoing, for so long as there is not an effective registration statement with respect to the delivery of Brookfield Class A Shares in connection with the exchange right, Brookfield Corporation will not be able to effect exchanges for Brookfield Class A Shares and will not be required to effect exchanges for cash that would result in the payment of an amount in excess of $5,000,000 in the aggregate over any 30 consecutive calendar day period; provided that such limit will not apply for more than

90 consecutive calendar days during any 12 calendar month period. Upon completion of the exchange of any exchangeable shares as described herein, the holder of exchangeable shares who has exchanged their exchangeable shares will have no further right, with respect to any exchangeable shares so exchanged, to receive any distributions on the exchangeable shares on or after the date on which such exchangeable shares are exchanged. For greater certainty, a tendering holder will, despite a notice of exchange being delivered, be entitled to receive any distributions on the exchangeable shares that have a record date or otherwise accrued prior to the date on which such notice of exchange is received.

Subject to the limitations on exchanges as described above, in the event that a tendering holder of exchangeable shares has not received the number of Brookfield Class A Shares or its cash equivalent (the form of payment to be determined by Brookfield Corporation in its sole discretion) in satisfaction of the tendered exchangeable shares on or prior to the specified exchange date, then, pursuant to the Rights Agreement, the holder of the subject exchangeable shares, or the rights agent, on behalf of the holder of the subject exchangeable shares, will have the right to institute and maintain any suit, action or proceeding against Brookfield Corporation to enforce the obligations of Brookfield Corporation to exchange exchangeable shares for Brookfield Class A Shares (or their cash equivalent) plus unpaid distributions.

No Fractional Shares.

No fractional Brookfield Class A Shares will be issued or delivered upon exchange of exchangeable shares. In lieu of any fractional Brookfield Class A Shares to which the tendering holder of exchangeable shares would otherwise be entitled at Brookfield Corporation’s election, Brookfield Corporation will pay an amount in cash equal to the Brookfield Class A Share value on the trading day immediately preceding the applicable specified exchange date multiplied by such fraction of a Brookfield Class A Share.

Adjustments to Reflect Certain Capital Events.

The exchange factor (which as of the date of this prospectus is one) is subject to adjustment in accordance with Brookfield Reinsurance’s bye-laws to reflect certain capital events, including (i) if Brookfield Corporation declares or pays a dividend to its shareholders consisting wholly or partly of Brookfield Class A Shares or if or Brookfield Reinsurance declares or pays a distribution to Brookfield Reinsurance shareholders consisting wholly or partly of exchangeable shares, in each case, without a corresponding dividend or distribution, as applicable, being paid by the other entity; (ii) if Brookfield Corporation or Brookfield Reinsurance splits, subdivides, reverse-splits or combines its outstanding Brookfield Class A Shares or exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if Brookfield Corporation or Brookfield Reinsurance distributes any rights, options or warrants to all or substantially all holders of its Brookfield Class A Shares or exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire Brookfield Class A Shares or exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for Brookfield Class A Shares or exchangeable shares), as applicable, without a corresponding distribution of comparable rights, options or warrants by the other entity; (iv) if Brookfield Corporation effects a spin-off, unless a corresponding event (or a distribution/equivalent compensation) occurs at Brookfield Reinsurance in respect of the exchangeable shares; (v) if Brookfield Corporation distributes to all or substantially all holders of Brookfield Class A Shares evidences of its indebtedness or assets (including securities), or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities but excluding all distributions where a comparable distribution (or the cash equivalent) is made by Brookfield Reinsurance; or (vi) if Brookfield Corporation or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the Brookfield Class A Shares (but excluding for all purposes any exchange or tender offer to exchange Brookfield Class A Shares for exchangeable shares or any other security economically equivalent to Brookfield Class A Shares), to the extent that the cash and value of any other consideration included in the payment per Brookfield Class A Share exceeds certain thresholds.

Redemption

Brookfield Reinsurance’s board of directors will have the right, subject to the prior written consent of Brookfield Corporation, as the sole holder of the class C shares of Brookfield Reinsurance, and upon sixty days’ prior written notice to holders of exchangeable shares, to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events: (i) the total number of class A exchangeable shares outstanding decreases by 50% or more over any six-month period; (ii) the daily market value of the class A exchangeable shares (based on the closing price on the NYSE on each trading day) (A) is less than $250 million for more than six consecutive months or (B) decreases by 50% or more from its high over any three-month period; (iii) a person acquires 90% of the Brookfield Class A Shares in a take-over bid (as defined by applicable securities law); (iv) shareholders of Brookfield Corporation approve an acquisition of Brookfield Corporation by way of arrangement, amalgamation or similar transaction; (v) shareholders of Brookfield Corporation approve a restructuring or other reorganization of Brookfield Corporation or a liquidation, insolvency or winding up of Brookfield Corporation is pending; (vi) there is a pending sale of all or substantially all of Brookfield Corporation’s assets; (vii) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of Brookfield Reinsurance and Brookfield Reinsurance shareholders, that may result in adverse tax consequences for Brookfield Reinsurance or Brookfield Reinsurance shareholders; or (viii) Brookfield Reinsurance’s board of directors, in its sole discretion, concludes that the holders of exchangeable shares are adversely impacted by a fact, change or other circumstance relating to Brookfield Reinsurance. For greater certainty, shareholders of Brookfield Reinsurance do not have the ability to vote on such redemption and the decision of the Brookfield Reinsurance board of directors to redeem all of the then outstanding exchangeable shares will be final.

Upon any such redemption event, the holders of exchangeable shares shall be entitled to receive pursuant to such redemption one Brookfield Class A Share per exchangeable share held (subject to adjustment in the event of certain capital events by Brookfield Reinsurance or Brookfield Corporation as described above in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one Brookfield Class A Share on the trading day immediately preceding the announcement of such redemption plus all unpaid distributions, if any (the form of payment to be determined at the election of Brookfield Reinsurance).

Notwithstanding the foregoing, upon any redemption event, Brookfield Corporation may elect to acquire all of the outstanding exchangeable shares in exchange for one Brookfield Class A Share per exchangeable share held (subject to adjustment in the event of certain capital events by Brookfield Reinsurance or Brookfield Corporation as described above in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one Brookfield Class A Share on the trading day immediately preceding the announcement of such redemption plus all unpaid distributions, if any (the form of payment to be determined at the election of Brookfield Corporation). Shareholders of Brookfield Reinsurance are not entitled to vote on Brookfield Corporation’s exercise of the overriding call right described in the preceding sentences.

Liquidation

Brookfield Corporation, as the sole holder of Brookfield Reinsurance’s class C shares, will have the right, subject to applicable law, to require Brookfield Reinsurance to commence a voluntary liquidation of Brookfield Reinsurance following the occurrence of certain events. See Item 10.B of Brookfield Reinsurance’s Annual Report, “Memorandum and Bye-Laws—Class C Shares—Liquidation” for more information.

Upon any liquidation, dissolution or winding up of Brookfield Reinsurance or any other distribution of Brookfield Reinsurance assets among Brookfield Reinsurance shareholders for the purpose of winding up the affairs of Brookfield Reinsurance, including whether substantially concurrent with the liquidation, dissolution or winding up of Brookfield Corporation or any other distribution of Brookfield Corporation’s assets among its shareholders for the purpose of winding up its affairs, and subject to the prior rights of holders of all classes and series of senior preferred shares and any other class of shares of Brookfield Reinsurance ranking in priority or ratably with the exchangeable shares and after the payment in full of any unpaid distributions, the holders of exchangeable shares shall be entitled to one Brookfield Class A Share per exchangeable share held (subject to adjustment in the event of certain capital events by Brookfield Reinsurance or Brookfield Corporation as described above in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one Brookfield Class A Share on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of Brookfield Reinsurance). If, upon any such liquidation, dissolution or winding up, the assets of Brookfield Reinsurance are insufficient to make such payment in full, then the assets of Brookfield Reinsurance will be distributed among the holders of exchangeable shares and class B shares of Brookfield Reinsurance ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of Brookfield Reinsurance, Brookfield Corporation may elect to acquire all but not less than all of the outstanding exchangeable shares for one Brookfield Class A Share per exchangeable share (subject to adjustment in the event of certain capital events by Brookfield Reinsurance or Brookfield Corporation as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) plus all unpaid distributions, if any. Subject to receipt of required regulatory approvals, the acquisition by Brookfield Corporation of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of Brookfield Reinsurance. Shareholders of Brookfield Reinsurance are not entitled to vote on Brookfield Corporation’s exercise of the overriding call right described in the preceding sentences.

Rights Agreement

Brookfield Corporation and Brookfield Reinsurance entered into an amended and restated rights agreement dated March 21, 2023 (the “Rights Agreement”) with Wilmington Trust N.A. (the “rights agent”) pursuant to which Brookfield Corporation has agreed that Brookfield Corporation will satisfy, or will cause to be satisfied, the obligations pursuant to Brookfield Reinsurance’s memorandum of association and bye-laws to exchange exchangeable shares for Brookfield Class A Shares (or their cash equivalent) plus unpaid distributions. The Rights Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

The Rights Agent and the Exchange Right.

The rights agent has agreed to act as the rights agent for the holders, as a class and not individually, of the exchangeable shares. Pursuant to and subject to the terms and conditions set forth in Brookfield Reinsurance’s memorandum of association and bye-laws and the Rights Agreement, holders of exchangeable shares may request to exchange all or a portion of their exchangeable shares with Brookfield Corporation for one Brookfield Class A Share per exchangeable share held (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of Brookfield Corporation) plus unpaid distributions, if any. See “Exchange of exchangeable shares for Brookfield Class A Shares—Exchange Rights.”

Upon receipt of a notice of exchange, Brookfield Corporation will, within ten (10) business days after the date that the notice of exchange is received by Brookfield Reinsurance’s transfer agent (the “specified exchange date”) deliver or cause to be delivered to the tendering holder of exchangeable shares, such Brookfield Class A Shares or cash amount. Pursuant to the Rights Agreement, Brookfield Corporation has agreed that Brookfield Corporation will satisfy, or cause to be satisfied, the obligations pursuant to Brookfield Reinsurance’s memorandum of association and bye-laws to exchange such subject exchangeable shares for Brookfield Class A Shares (or the cash amount) plus unpaid distributions.

However, for so long as there is not an effective registration statement with respect to the delivery of Brookfield Class A Shares in connection with the exchange right, Brookfield Corporation will not be able to effect exchanges for Brookfield Class A Shares and will not be required to effect exchanges for cash that would result in the payment of an amount in excess of $5,000,000 in the aggregate over any 30 consecutive calendar day period; provided that such limit will not apply for more than 90 consecutive calendar days during any 12 calendar month period. As a result, in these circumstances, holders of exchangeable shares may experience a delay in receiving cash on exercise of the exchange right.

The exchange right is a part of the terms of the exchangeable shares and may not be evidenced, transferred or assigned separate or apart from the exchangeable shares.

Satisfaction of Exchange Right.

Brookfield Reinsurance’s bye-laws provide that Brookfield Reinsurance is required to deliver a notice (the “company notice”) to the rights agent and Brookfield Corporation on receipt of any notice of exchange. The company notice must set forth the identity of the tendering holder of exchangeable shares, the share amount and the cash amount for such subject exchangeable shares and any necessary wire transfer or other delivery instructions. The Rights Agreement provides that, following receipt of the company notice, Brookfield Corporation will deliver, or caused to be delivered, on or prior to the applicable specified exchange date with respect to any tendered exchangeable shares, the share amount or the cash amount. At Brookfield Reinsurance’s annual general and special meeting held on August 17, 2023, Brookfield Reinsurance obtained the requisite shareholder approval for certain amendments to its bye-laws, which (i) provide greater clarity on the circumstances under which Brookfield Corporation will be allowed to transfer the exchangeable shares acquired by Brookfield Corporation upon an exchange, and (ii) enable Brookfield Corporation to engage an agent to remarket exchangeable shares tendered for exchange under certain conditions, in which case the tendering holder’s exchangeable shares would be purchased for the same exchange consideration (and remain in circulation in the hands of another holder) rather than being exchanged.

Subject to the limitations described above, if Brookfield Corporation has failed to deliver, or failed to cause to be delivered, the share amount or cash amount on or prior to the specified exchange date, the holder of the subject exchangeable shares or the rights agent, on behalf of the holder of the subject exchangeable shares, without the consent of any holder of exchangeable shares, shall have the right pursuant to the Rights Agreement to institute and maintain any suit, action or proceeding against Brookfield Corporation in any court of competent jurisdiction to enforce, or otherwise act in respect of, the obligations of Brookfield Corporation to exchange the exchangeable shares for Brookfield Class A Shares (or their cash equivalent) plus unpaid distributions. The rights agent may engage one or more co-agents in connection with instituting or maintaining any such action.

Receipt of Subject exchangeable shares; Withholding.

Holders of subject exchangeable shares will deliver such exchangeable shares free and clear of all liens, claims and encumbrances, and should any such liens, claims and encumbrances exist with respect to such subject exchangeable shares, the holder of such subject exchangeable shares will not be entitled to exercise its exchange rights with respect to such shares. Each holder of subject exchangeable shares will pay to Brookfield Corporation the amount of any tax withholding due upon the exchange of such shares and, in the event Brookfield Corporation elects to acquire some or all of the subject exchangeable shares in exchange for the cash amount, will authorize Brookfield Corporation to retain a portion of the cash amount to satisfy tax withholding obligations. If Brookfield Corporation elects to acquire some or all of the subject exchangeable shares in exchange for the share amount, Brookfield Corporation may elect to either satisfy the amount of any tax withholding by retaining Brookfield Class A Shares with a fair market value equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by Brookfield Corporation, which amounts will be treated as a loan by Brookfield Corporation to the holder of the subject exchangeable shares, in each case, unless the holder, at the holder’s election, has made arrangements to pay the amount of any such tax withholding.

Brookfield Class A Shares Record Date.

Each former holder of subject exchangeable shares who receives the share amount will be deemed to have become the owner of the Brookfield Class A Shares as of the date upon which such subject exchangeable shares are duly surrendered.

Termination or Amendment.

The Rights Agreement will have a perpetual term and will terminate automatically on the earlier of such time as (i) no exchangeable shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire class A exchangeable shares) are held by any person other than Brookfield and (ii) an amendment to the terms of the exchangeable shares that eliminates the right of the holders to exchange the exchangeable shares for Brookfield Class A Shares or its cash equivalent (plus unpaid distributions).

Brookfield Corporation may not materially amend, modify, or alter the Rights Agreement or repeal, terminate or waive any rights under the Rights Agreement, without approval by (a) the holders of the exchangeable shares not held by Brookfield and the holders of the Brookfield Reinsurance class B shares, each voting as a class (with an approval threshold of a majority of the votes cast by each class) and (b) the board of directors of Brookfield Corporation.

DESCRIPTION OF BROOKFIELD CORPORATION’S CAPITAL STRUCTURE

Brookfield Corporation’s authorized share capital consists of an unlimited number of preference shares designated as Class A Preference Shares (the “Brookfield Preference Shares”), issuable in series, an unlimited number of preference shares designated as Class AA Preference Shares, issuable in series, an unlimited number of Brookfield Class A Shares, and 85,120 Class B Limited Voting Shares (“Brookfield Class B Shares”). As of September 13, 2023, Brookfield Corporation had 10,220,175 Class A Preference Shares, Series 2; 3,983,910 Class A Preference Shares, Series 4; 3,320,486 Class A Preference Shares, Series 8; 1,177,580 Class A Preference Shares, Series 9; 8,792,596 Class A Preference Shares, Series 13; 2,000,000 Class A Preference Shares, Series 15; 7,840,204 Class A Preference Shares, Series 17; 7,681,088 Class A Preference Shares, Series 18; 10,808,027 Class A Preference Shares, Series 24; 9,770,928 Class A Preference Shares, Series 26; 9,233,927 Class A Preference Shares, Series 28; 9,787,090 Class A Preference Shares, Series 30; 11,750,299 Class A Preference Shares, Series 32; 9,876,735 Class A Preference Shares, Series 34; 7,842,909 Class A Preference Shares, Series 36; 7,830,091 Class A Preference Shares, Series 37; 7,906,132 Class A Preference Shares, Series 38; 11,841,025 Class A Preference Shares, Series 40; 11,887,500 Class A Preference Shares, Series 42; 9,831,929 Class A Preference Shares, Series 44; 11,740,797 Class A Preference Shares, Series 46; 11,885,972 Class A Preference Shares, Series 48; 1,638,163,723 Brookfield Class A Shares; and 85,120 Brookfield Class B Shares issued and outstanding.

Description of the Brookfield Class A Shares

The following description sets forth certain general terms and provisions of the Brookfield Class A Shares.

Dividend Rights and Rights Upon Dissolution or Winding Up

The Brookfield Class A Shares rank on parity with the Brookfield Class B Shares and rank after the Brookfield Preference Shares, the Class AA Preference Shares and any other senior-ranking shares outstanding from time to time with respect to the payment of dividends (if, as and when declared by Brookfield Corporation’s board of directors) and return of capital on the liquidation, dissolution or winding up of Brookfield Corporation or any other distribution of the assets of Brookfield Corporation among its shareholders for the purpose of winding up its affairs.

Voting Rights

Except as set out below under “—Election of Directors”, each holder of a Brookfield Class A Share and Brookfield Class B Shares is entitled to notice of, and to attend and vote at, all meetings of Brookfield Corporation’s shareholders (except meetings at which only holders of another specified class or series of shares are entitled to vote) and is entitled to cast one vote per share held. Subject to applicable law and in addition to any other required shareholder approvals, all matters approved by shareholders (other than the election of directors), must be approved by: (i) a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66-2/3%, of the votes cast by holders of Brookfield Class A Shares who vote in respect of the resolution or special resolution, as the case may be, and (ii) a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66-2/3%, of the votes cast by holders of Brookfield Class B Shares who vote in respect of the resolution or special resolution, as the case may be.

Election of Directors

In the election of directors, holders of Brookfield Class A Shares, together, in certain circumstances, with the holders of certain series of Brookfield Preference Shares, are entitled to elect one-half of the board of directors of Brookfield Corporation, provided that if the holders of Brookfield Preference Shares, Series 2 become entitled to elect two or three directors, as the case may be, the numbers of directors to be elected by holders of Brookfield Class A Shares, together, in certain circumstances with the holders of Brookfield

Preference Shares, shall be reduced by the number of directors to be elected by holders of Brookfield Preference Shares, Series 2. Holders of Brookfield Class B Shares are entitled to elect the other one-half of the board of directors of Brookfield Corporation.

Each holder of Brookfield Class A Shares has the right to cast a number of votes equal to the number of Brookfield Class A Shares held by the holder multiplied by the number of directors to be elected by the holder and the holders of shares of the classes or series of shares entitled to vote with the holder of Brookfield Class A Shares in the election of directors. A holder of Brookfield Class A Shares may cast all such votes in favor of one candidate or distribute such votes among its candidates in any manner the holder of Brookfield Class A Shares sees fit. Where a holder of Brookfield Class A Shares has voted for more than one candidate without specifying the distribution of votes among such candidates, the holder of Brookfield Class A Shares will be deemed to have divided the holder’s votes equally among the candidates for whom the holder of Brookfield Class A Shares voted.

Description of the Brookfield Preference Shares

The following description sets forth certain general terms and provisions of the Brookfield Preference Shares.

Series

The Brookfield Preference Shares may be issued from time to time in one or more series. The Brookfield Corporation’s board of directors will fix the number of shares in each series and the provisions attached to each series before issue.

Priority

The Brookfield Preference Shares rank senior to the Class AA Preference Shares, the Brookfield Class A Shares, the Brookfield Class B Shares and other shares ranking junior to the Brookfield Preference Shares with respect to priority in the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding up of Brookfield Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Brookfield Corporation among its shareholders for the purpose of winding up its affairs. Each series of Brookfield Preference Shares ranks on a parity with every other series of Brookfield Preference Shares with respect to priority in the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding up of Brookfield Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of Brookfield Corporation among its shareholders for the purpose of winding up its affairs.

Shareholder Approvals

Brookfield Corporation shall not delete or vary any preference, right, condition, restriction, limitation or prohibition attaching to the Brookfield Preference Shares as a class or create preference shares ranking in priority to or on parity with the Brookfield Preference Shares except by special resolution passed by at least 66-2/3% of the votes cast at a meeting of the holders of the Brookfield Preference Shares duly called for that purpose, in accordance with the provisions of the articles of Brookfield Corporation. Each holder of Brookfield Preference Shares entitled to vote at a class meeting of holders of Brookfield Preference Shares, or at a joint meeting of the holders of two or more series of Brookfield Preference Shares, has one vote in respect of each C$25.00 of the issue price of each Brookfield Preference Share held by such holder.

COMPARISON OF THE RIGHTS OF HOLDERS

OF EXCHANGEABLE SHARES AND BROOKFIELD CLASS A SHARES

The rights of holders of Brookfield Class A Shares, are governed by the Business Corporations Act (Ontario) (the “OBCA”) and Brookfield Corporation’s articles of amalgamation and by-laws. The rights of holders of the exchangeable shares are governed by Bermuda law and Brookfield Reinsurance’s memorandum of association and bye-laws.

The following comparison is a summary of certain material differences between the rights of holders of the exchangeable shares and holders of the Brookfield Class A Shares under the governing documents of Brookfield Reinsurance and Brookfield Corporation, respectively, and the applicable laws noted above. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the Bermuda Act, (ii) the OBCA, (iii) Brookfield Reinsurance’s memorandum of association and bye-laws, and (iv) the articles and by-laws of Brookfield Corporation.

This section does not include a complete description of all of the differences between the rights of holders of the exchangeable shares and holders of the Brookfield Class A Shares, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Bermuda law and Ontario law, as well as the governing documents of each of Brookfield Reinsurance and Brookfield Corporation, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person and are available on the SEC website at www.sec.gov or on SEDAR+ at www.sedarplus.ca.

Charter Documents

Under the OBCA, a corporation’s charter documents consist of “articles of incorporation”, which set forth the name of the corporation and the amount and type of authorized capital, and the “by-laws”, which govern the management of the corporation.

Under the Bermuda Act, the charter documents consist of a “memorandum of association”, which sets forth, among other things, the name of the company and the amount and type of authorized share capital, and “bye-laws”, which govern the management of the company.

Shareholder Resolution Approvals

Under the OBCA, the vote of shareholders required to pass a resolution is typically a majority or two-thirds of the votes cast on the resolution, depending upon the action being voted upon. A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution, or that is signed by all the shareholders entitled to vote on that resolution. Matters requiring approval by special resolution include most amendments to the articles, approval of an amalgamation agreement, authorizing continuance in another jurisdiction, authorizing the sale, lease or exchange of all or substantially all of the corporation’s assets except in the ordinary course of business, authorizing the voluntary liquidation and dissolution of the corporation, authorizing a reduction of stated capital in certain cases, and authorizing approval of additions to the stated capital. Matters requiring approval by a majority of the votes cast include confirmation, rejection or amendment of by-laws, and removal of directors. Only a single vote in favor is required to vote for the election of directors or auditors in an uncontested situation (but subject to the terms of any majority voting policy in respect of director elections).

Under the Bermuda Act, in addition to the election of directors, the approval of the shareholders of a company is required for, among other things, the following matters: (i) discontinuance of a company out of Bermuda to another jurisdiction; (ii) appointment of the auditor; (iii) alteration of the memorandum of association and bye-laws; (iv) an increase or reduction of capital; (v) removal of directors; and (vi) voluntary winding up or dissolution. Generally, the vote of shareholders required to pass resolutions approving matters is a simple majority of votes cast at a meeting (or such other percentage vote as is specified in the bye-laws). However, a narrow set of other matters require higher majorities under the Bermuda Act including loans to directors and statutory schemes of arrangements. Further, there are circumstances under the Bermuda Act where shareholders are permitted to vote, whether or not their shares carry the right to vote, such as the alteration of the rights attached to their class of shares, amalgamations or mergers.

Brookfield Reinsurance’s bye-laws provide that any alteration of its memorandum of association and bye-laws, including any variation in the terms attached to any class of shares, or an amalgamation or merger (other than with a wholly-owned subsidiary) is subject to the approval by a majority of the votes cast on the resolution (instead of two-thirds as would generally be required under the OBCA). Our bye-laws further provide that, Brookfield Corporation, as the sole holder of our class C shares, is entitled to consent to resolutions relating to a number of fundamental matters and will have the right, subject to applicable law, to require us to commence a members’ voluntary liquidation of Brookfield Reinsurance following the occurrence of certain events. For greater certainty, no consent or resolution of the class A exchangeable shares, class B shares, or any other class of shares will be required in connection with the commencement of such members’ voluntary liquidation by the holder of the class C shares.

Under Brookfield Reinsurance’s bye-laws, in addition to the approval by the board of directors, and consistent with Brookfield Corporation, any matter requiring the approval of holders of shares (excluding those matters that only require approval of Brookfield Reinsurance’s class C shareholder) must be approved by a majority or, where a higher threshold is specified under applicable law, the higher percentage of the votes cast by holders of the class A exchangeable shares who vote in respect of the resolution; and by a majority or, where a higher threshold is specified under applicable law, the higher percentage of the votes cast by holders of class B shares who vote in respect of the resolution.

Further, like Brookfield Corporation, with respect to the election of directors, Brookfield Reinsurance’s bye-laws provide for cumulative voting and Brookfield Reinsurance has adopted a majority voting policy consistent with TSX requirements. See “—Cumulative Voting” below.

Shareholder Rights to Requisition Meetings

The OBCA permits the holders of not less than 5% of the issued shares of a corporation that carry the right to vote to require the directors to call and hold a meeting of the shareholders of the corporation for the purposes stated in the requisition. Subject to certain exceptions, if the directors fail to provide notice of a meeting within 21 days of receiving the requisition, any shareholder who signed the requisition may call the meeting.

Under the Bermuda Act, holders of not less than one-tenth of the paid-up capital of the company that carry the right to vote can require the directors to convene a special general meeting of the company for the purposes stated in the requisition. If the directors do not within 21 days of the date of deposit of the requisition proceed duly to convene a meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene the meeting, but any meeting so convened shall not be held after the expiration of three months.

Shareholder Proposals

Under the OBCA, a registered or beneficial shareholder entitled to vote at a meeting of shareholders may submit to a notice of any proposal to be raised at the meeting. If the corporation solicits proxies in connection with the meeting, the corporation shall set out the proposal in the management information circular for the meeting; provided that, among other things: (i) it is submitted at least 60 days before the anniversary of the date of the previous annual meeting, or, if the matter is proposed to be raised at a meeting other than the annual meeting, the date of a meeting other than the annual meeting; (ii) it has not been submitted in the last five years and did not obtain the required level of support; (iii) the person submitting the proposal is the registered or beneficial owner of shares that are entitled to be voted at a meeting of shareholders; and (iv) the right to submit a proposal is not being abused to enforce a personal claim or redress a personal grievance against the corporation or its directors, officers or securityholders. A proposal may include nominations for the election of directors if it is signed by holders of not less than 5% of the shares or 5% of the shares of a class or series of shares of the corporation entitled to vote at the meeting.

As noted above, under the Bermuda Act, shareholders holding not less than one-tenth of the paid-up capital of the company carrying the right of voting at general meetings of the company may requisition a special meeting of shareholders. In addition, a company must give to its shareholders entitled to receive notice of the next annual general meeting notice of any resolutions which may be moved at that meeting (including the removal and appointment of directors), and must circulate to shareholders entitled to have notice of any general meeting any statement of not more than one thousand words with respect to the matter referred to in any proposed resolution or the business to be dealt with at that meeting. The number of shareholders necessary for this latter requisition is either: (i) any number of registered shareholders representing not less than one-twentieth (or 5%) of the total voting rights of all the shareholders having at the date of the requisition a right to vote at the meeting to which the requisition relates, or (ii) not less than one hundred shareholders.

Shareholder Action by Written Consent

Under the OBCA, a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders.

Under the Bermuda Act and our bye-laws, any action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing. Such a written resolution may be validly passed, if consented to in writing by shareholders holding shares to which are attached such majority of the votes as would be required if the resolution had been voted on at a meeting of the shareholders.

Inspection Rights

Under the OBCA, a shareholder of a corporation and the shareholder’s agents and legal representatives have the right to inspect copies of the following during the usual business hours of the corporation, free of charge: (i) the articles and the by-laws and all amendments thereto, and a copy of any unanimous shareholder agreement known to the directors; (ii) minutes of meetings and resolutions of shareholders; (iii) a register of directors which sets out the names and residence addresses, while directors, including the street and number, if any, of all persons who are or have been directors of the corporation with the dates on which each became or ceased to be a director; (iv) a securities register; and (v) a register of ownership interests in land in Ontario. A shareholder has the right to obtain, free of charge, one copy of the articles, by-laws and unanimous shareholders’ agreement of a corporation, including amendments. Applicants who are shareholders of an OBCA corporation, their agents and legal representatives and, where the corporation is an offering corporation, any other person, may require the corporation to furnish a registered shareholder list to the applicant upon payment of a reasonable fee and delivery of a statutory declaration as to the name and address of the applicant and to the effect that such list will not be used except in connection with an effort to influence voting by shareholders of the corporation, an offer to acquire shares of the corporation or any other matter relating to the affairs of the corporation. In addition, under the OBCA, a security holder of a corporation may apply to the Superior Court of Justice of Ontario for an order directing that an investigation be made of a corporation or of any affiliated corporation.

Under the Bermuda Act, a shareholder of a company may request in writing to inspect during normal business hours the share register and the register of directors and officers of the company, minutes of general shareholder meetings of the company and to receive copies of the same. Upon refusal of the request, the shareholder may apply to the Supreme Court of Bermuda for an order allowing inspection. The share register and register of directors and officers are open for inspection by members of the public. As provided under the Bermuda Act, a company may keep one or more overseas or branch registers in any place which may also be open for inspection by members of the public. The Bermuda Act provides that any member of the public may request a copy of the company’s shareholder register, or of any part thereof, on payment of a prescribed nominal fee.

Dividends and Repurchases of Shares

Under the OBCA, the directors may declare, and the corporation may pay a dividend by issuing fully paid shares of the corporation and, subject to the solvency test described in the following sentence, a corporation may pay a dividend in money or property. The directors are prohibited from declaring and the corporation is prohibited from paying a dividend if there are reasonable grounds for believing that the corporation is or, after the payment would be, unable to pay its liabilities as they become due, or if the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities and its stated capital of all classes. The OBCA also permits a corporation, subject to its articles, to purchase or otherwise acquire any of its issued shares, provided that no payment to purchase or otherwise acquire shares issued by it may be made unless the solvency test described above is satisfied at the time of, and after, such payment. Shares repurchased by an OBCA corporation are generally cancelled.

Under the Bermuda Act, subject to any limitations or provisions to the contrary in the memorandum of association and bye-laws of a company, a company may, by resolution of directors, declare and pay dividends in money, shares or other property. A company must not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of the company’s assets would thereby be less than its liabilities.

Under the OBCA, a corporation may, subject to its articles and to the solvency test mentioned below, purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price thereof stated in the articles or calculated according to a formula stated in the articles. However, a corporation may not make any payment to purchase or redeem any redeemable shares issued by it if there are reasonable grounds for believing that the corporation is or, after the payment, would be unable to pay its liabilities as they become due, or after the payment, the realizable value of the corporation’s assets would be less than the aggregate of its liabilities and the amount that would be required to pay the holders of shares who have a right to be paid, on a redemption or in a liquidation, ratably with or before the holders of the shares to be purchased or redeemed, to the extent that the amount has not been included in its liabilities.

Under the Bermuda Act, a company may only redeem its shares if permitted to do so by its memorandum of association and bye-laws, and if a solvency test similar to the test applicable under the OBCA is satisfied.

Authority to Issue Shares

The OBCA requires that any maximum number of shares which a corporation has the authority to issue be specified in its articles. Brookfield Corporation is currently authorized to issue an unlimited number of Brookfield Class A Shares and preference shares, and 85,120 Brookfield Class B Shares.

The Bermuda Act requires that the amount of shares that a company has authority to issue must be stated and specified in its memorandum of association. Under our memorandum of association and bye-laws, we are authorized to issue (a) 1,000,000,000 class A exchangeable shares; (b) 500,000,000 class A-1 exchangeable shares; (c) 500,000 class B shares; (d) 1,000,000,000 class C shares; (e) (i) 1,000,000,000 Class C Junior Preferred Shares (issuable in series), and (ii) 1,000,000,000 Class D Junior Preferred Shares (issuable in series); and (f) (i) 100,000,000 Class A Senior Preferred Shares (issuable in series), (ii) and 100,000,000 Class B Senior Preferred Shares (issuable in series).

Our bye-laws provide that, for as long the class A exchangeable shares are listed on the TSX or the NYSE, class A exchangeable shares issued shall be non-assessable and shall not be issued until the consideration for the share is fully paid in money or in property (the issuance of promissory notes is not sufficient) or past services that are not less in value than the fair equivalent of the money that would have been received if the share had been issued for money.

Director Qualifications

The board of directors of an OBCA corporation that is an offering corporation whose shares are held by more than one person must consist of at least three individuals, at least one-third of whom are not officers or employees of the corporation or its affiliates.

Under Bermuda law, the affairs of a company must be managed by at least one director (or at least two directors in the case of a regulated entity). Subject to any provision in the bye-laws, there is no requirement for a company to have executive directors, and a director can be of any nationality and be resident in any jurisdiction. A Bermuda company must have at least one Bermuda resident statutory officer who may be a director, secretary or resident representative.

Brookfield Corporation’s articles provide that the number of directors must be 14.

Brookfield Reinsurance’s bye-laws provide that the board is set at a minimum of four (4) members and a maximum of sixteen (16) members or such number in excess thereof as the shareholders may determine, with (i) at least two directors being local residents of Bermuda, (ii) no more than three directors being resident in any one other country (aside from Bermuda), (iii) no more than two directors elected by holders of class A exchangeable shares being resident in any other one country (aside from Bermuda), and (iv) no more than two directors elected by holders of class B shares being resident in any one other country (aside from Bermuda), provided that the board may, at its discretion, increase or decrease the residency requirements. In addition, Brookfield Reinsurance’s bye-laws provide that, with respect to the directors elected by holders of class A exchangeable shares, no director or employee of Brookfield Corporation will be eligible to serve. Brookfield Reinsurance’s bye-laws may be amended to change the number of directors with the approval of a majority of the votes cast by holders of class A exchangeable shares and a majority of the votes cast by the class B shares, in each case who vote in respect of the amendment.

Term of the Board of Directors

Where the articles or a unanimous shareholder agreement of a corporation so provide, the OBCA permits, but does not require, that directors may be elected at a meeting of shareholders for different terms of up to three years. The Bermuda Act does not require that the directors elected at a meeting of shareholders be elected for different terms; however, in the absence of such determination by the shareholders, directors shall serve until the termination of the next annual general meeting following their appointment. In addition, the bye-laws of the company can provide for different terms.

Under Brookfield Reinsurance’s bye-laws, similar to Brookfield Corporation, no director term limits have been fixed. In addition, a majority voting policy consistent with TSX requirements has been adopted.

Removal of Directors

Under the OBCA, other than where cumulative voting applies for the election of directors and subject to a unanimous shareholder agreement, the shareholders of a corporation may by ordinary resolution at an annual or special meeting remove any director or directors from office. An ordinary resolution under the OBCA requires the resolution to be passed, with or without amendment, at the meeting by at least a majority of the votes cast. The OBCA further provides that where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Under Bermuda law, subject to a company’s bye-laws, the shareholders of a company may, at a special general meeting called for that purpose, remove any director provided that the notice of the meeting is served on the director or directors concerned not less than 14 days before such meeting. Like the OBCA, if holders of a class or series of shares have the exclusive right to elect or appoint one or more directors, a director so elected or appointed may only be removed by an affirmative vote of the shareholders of that class or series. Any director given notice of removal will be entitled to be heard at the special general meeting. A vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or in the absence of any such election by the other directors.

Brookfield Reinsurance’s bye-laws provide that any director may be removed as follows: (a) with respect to the directors elected by holders of the class A exchangeable shares, an affirmative vote of holders of class A exchangeable shares holding a majority of the issued and outstanding class A exchangeable shares entitled to vote at a special general meeting convened and properly held or conferring the right to vote on a resolution to remove a director; (b) with respect to the directors elected by the holders of class B share, an affirmative vote of class B shareholders holding a majority of the issued and outstanding class B shares entitled to vote at a special general meeting convened and properly held or conferring the right to vote on a resolution to remove a director; provided, that the notice of any such meeting convened for the purpose of removing a director must contain a statement of the intention to remove the director and be served on the director not less than 14 days before the meeting, and that the director shall be entitled to be heard at the meeting on the motion for his or her removal.

Cumulative Voting

Under the OBCA, cumulative voting is only permitted in the election of directors if the articles provide for it, and cumulative voting is provided for in Brookfield Corporation’s articles. As a result, each holder of Brookfield Class A Shares has the right to cast a number of votes equal to the number of votes attached to the Brookfield Class A Shares held by the holder, multiplied by the number of directors to be elected by the holder and the holders of shares of the classes or series of shares entitled to vote with the shareholder in the election of directors.

Bermuda law does not expressly provide for cumulative voting on any matter. However, consistent with Brookfield Corporation, Brookfield Reinsurance’s bye-laws provide for cumulative voting. Accordingly, Brookfield Reinsurance’s bye-laws provide that each holder of shares of a class or series of shares of Brookfield Reinsurance entitled to vote in an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the holder multiplied by the number of directors to be elected by the holder and the holders of shares of the classes or series of shares entitled to vote with the holder in the election of directors. A holder may cast all such votes in favor of one candidate or distribute such votes among its candidates in any manner the holder sees fit. Where a holder has voted for more than one candidate without specifying the distribution of votes among such candidates, the holder shall be deemed to have divided the holder’s votes equally among the candidates for whom the holder voted.

Vacancies on the Board of Directors

Under the OBCA, a quorum of directors may fill a vacancy among the directors, except for the following vacancies, which must be filled by the shareholders: (i) a vacancy resulting from an increase in the number or minimum number of directors; and (ii) a vacancy resulting from a failure to elect the number or minimum number of directors required by the articles of a corporation.

Under the Bermuda Act, subject to any limitations in a company’s bye-laws, a vacancy among the directors may be filled by a resolution of shareholders or, if authorized by the shareholders or the bye-laws, by the directors who remain in office. If no quorum of directors remains, the vacancy must be filled by a general meeting of the shareholders.

Brookfield Reinsurance’s bye-laws provide that if a director elected by holders of the class A exchangeable shares is removed from the board, holders of class A exchangeable shares may fill the vacancy at the meeting at which such director is removed and if a director elected by the holder of the class B shares is removed from the board, the holders of class B shares may fill the vacancy at the meeting at which such director is removed. In the absence of such election or appointment, the board may fill the vacancy.

Brookfield Reinsurance’s board, or the class of shareholders having the exclusive right to elect such director at any general meeting, shall have the power to appoint any person as a director to fill a vacancy on the board occurring as a result of the death, disability, disqualification or resignation of any director. In all other cases, only the shareholders shall have the power to fill a vacancy on the board and the board shall forthwith call a general meeting of shareholders to fill such vacancy or vacancies arising; provided that if the board fails to call a general meeting within fourteen (14) days of the vacancy arising, or if there are no directors then in office, then the secretary or any shareholder may summon the general meeting.

Fiduciary Duties of Directors

The OBCA provides that every director and officer of a corporation governed by the OBCA, in exercising his or her powers and discharging his or her duties, shall act honestly and in good faith with a view to the best interests of the corporation, and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Every director and officer of a corporation governed by the OBCA must comply with the provisions of the OBCA, the regulations thereunder, and the articles and by-laws and any unanimous shareholder agreement of such corporation. No provision in a contract, the articles, the by-laws or any resolution relieves a director or officer from the duty to act in accordance with the OBCA or the regulations thereunder, or relieves him or her of liability for a breach of either, except where an unanimous shareholder agreement restricts the powers of the directors to manage the business and affairs of a corporation, in which case the shareholders incur the liabilities of the directors to the extent to which said powers are restricted and the directors are thereby relieved of their duties and liabilities.

The Bermuda Act provides that every director and officer of a company in performing their functions shall act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Each director also has certain fiduciary duties at common law which he or she must exercise in good faith for the benefit of the company as a whole. In doing so, he or she must use his or her powers for the purposes for which they are intended and fulfil the duties of his or her office honestly.

Conflicts of Interest of Directors and Officers

Subject to certain specified exceptions, the OBCA restricts interested directors from voting on or participating in board deliberations in respect of any transactions in which such director has an interest. Interested directors and officers must disclose in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of their interest.

Pursuant to the Bermuda Act, if a director is interested in a material contract or a proposed material contract with the company or any of its subsidiaries, or has a material interest in any party to such a contract or proposed contract with the company or any of its subsidiaries, they must declare the nature and extent of that interest to the other directors at the first opportunity. Such disclosure may take the form of a general notice given to Brookfield Reinsurance’s board to the effect that the director has an interest in a specified company or firm and is to be regarded as interested in any contract, transaction or arrangement which may after the date of the notice be made with that company or firm or its affiliates. A director may participate in any meeting called to discuss or any vote called to approve the transaction in which the director has an interest and any transaction approved by Brookfield Reinsurance’s board will not be void or voidable solely because the director was present at or participates in the meeting in which the approval was given provided that our board or a board committee authorizes the transaction in good faith after the director’s interest has been disclosed or the transaction is fair to Brookfield Reinsurance at the time it is approved.

Under Bermuda law, a director will be deemed not to be acting honestly and in good faith, in accordance with their statutory duty of good faith and common law duty to avoid a conflict of interest and not to make a secret profit, if the director fails to disclose at the first opportunity, at a meeting of the board or in writing, an interest in any material contract or his or her material interest in any person that is a party to a material contract.

Indemnification of Directors, Officers and Others

The OBCA permits indemnification of a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative, or other proceeding to which he or she is involved by reason of being or having been a director or officer of the corporation or another entity, if: (i) he or she acted honestly and in good faith with a view to the best interests of the corporation or other entity, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

Under the OBCA, a corporation may also, with court approval, indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or other entity, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfills the conditions set out in clauses (i) and (ii) above.

In any event, an indemnifiable person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal, administrative investigative action or other proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation of the body corporate, if the indemnifiable person was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, fulfills the conditions set out in clauses (i) and (ii) above, and is fairly and reasonably entitled to indemnity.

The directors and officers of a Bermuda company may be indemnified and secured harmless out of the assets of such company from and against all actions, costs, charges, liabilities, losses, damages and expenses which they or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of the company’s business, or their duty, or supposed duty, or in their respective offices or trusts. However, the indemnity described above shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the persons described above, in which case it would be rendered void and unenforceable. Brookfield Reinsurance’s bye-laws permit it to enter into agreements with certain persons, including a director or officer, a former director or officer or a person who acts or acted at Brookfield Reinsurance’s request as a director or officer of another entity evidencing the terms of the indemnity provisions in Brookfield Reinsurance’s bye-laws.

Director Liability

Under the OBCA, directors who vote for or consent to a resolution authorizing the issuance of a share of a corporation for consideration other than money are jointly and severally liable to the corporation to make good any amount by which the consideration received by the corporation is less than the fair equivalent of the money that the corporation would have received if the share had been issued for money on the date of the resolution, provided that a director is not liable pursuant to the foregoing if he or she proves he or she did not know and could not reasonably have known that the share was issued for consideration less than the fair equivalent of the money that the corporation would have received had the share been issued for money. In addition, directors who vote or consent to certain resolutions, including, resolutions approving payments or distributions by the corporation contrary to the OBCA are jointly and severally liable to restore to the corporation any amounts so paid and the value of any property so distributed and not otherwise recovered by the corporation. The OBCA does not otherwise permit the substantive limitation of a director’s liability for breach of fiduciary obligations to the corporation, whether through the articles or otherwise. Where an auditor, director or officer is found liable to any person for damages arising out of the performance of any function as such auditor, director or officer as contemplated by the Bermuda Act, an auditor, director or officer may be liable jointly and severally only if it is proved that he or she knowingly engaged in fraud or dishonesty. In all other cases, the court may determine the percentage of responsibility of an auditor, director or officer.

Shareholder Suits

Under the OBCA, a current or former registered or beneficial shareholder may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. The court must be satisfied that the complainant has given reasonable notice to the directors of the corporation or its subsidiary of his or her intention to apply to court, the directors of the corporation or its subsidiaries will not bring, diligently prosecute, defend or discontinue the action, that the complainant is acting in good faith and that it appears to be in the interests of the corporation or its subsidiaries that the action be brought, prosecuted, defended or discontinued.

The OBCA provides that the court in a derivative action may make any order it thinks fit including, without limitation: (i) an order authorizing the complainant or any other person to control the conduct of the action; (ii) an order giving directions for the conduct of the action; (iii) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to the former and present shareholders of the corporation or its subsidiary instead of to the corporation or its subsidiary; and (iv) an order requiring the corporation or its subsidiary to pay reasonable legal fees incurred by the complainant in connection with the action. Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

Oppression Remedy

The OBCA provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of, if the court is satisfied upon the application by a complainant that: (i) any act or omission of a corporation or an affiliate effects or threatens to effect a result; (ii) the business or affairs of a corporation or an affiliate are or have been carried on or conducted in a manner; or (iii) the powers of the directors of a corporation or an affiliate are, have been or are threatened to be exercised in a manner that is oppressive or unfairly prejudicial to, or unfairly disregards the interest of, any security holder, creditor, director or officer of the corporation. A complainant means (i) a registered holder or beneficial owner, or a former registered holder or beneficial owner, of a security of a corporation or any of its affiliates; (ii) a director or an officer or a former director of officer of a corporation or of any of its affiliates; or (iii) any other person who, in the discretion of the court, is a proper person to make such application. Because of the breadth of conduct which can be complained of and the scope of the court’s remedial powers, the oppression remedy is very flexible and is sometimes relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation.

Under the OBCA, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Furthermore, a court may order the corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action).

Under the Bermuda Act, an oppression remedy also exists. When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, a shareholder appearing in the register of shareholders may apply to the Bermuda court, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Investigation/Appointment of Inspectors

Under the OBCA, a registered holder or a beneficial owner of a security of a corporation can apply to the court for the appointment of an inspector.

Similarly, under Bermuda law, the Minister of Finance, or on the application of a proportion of shareholders as in the Minister’s opinion warrants the application, may appoint one or more inspectors to investigate the affairs of a company. The Minister must consider whether there are reasonable grounds for believing there has been oppressive, unfairly prejudicial, fraudulent, unlawful or dishonest conduct.

Reorganizations, Amalgamations/Mergers and Extraordinary Transactions

The OBCA provides that certain extraordinary corporate actions, such as certain amalgamations, any continuance, and sales, leases or exchanges of all or substantially all of the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations and dissolutions, are to be approved by special resolution. A special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or a series of shares, only if that class or series of shares is affected by the extraordinary corporate action in a manner different from the shares of another class or series of shares.

Under Bermuda law, there are three key statutory methods for acquiring a Bermuda company which generally require shareholder approval and comprise a take-over offer, a merger/amalgamation or a scheme of arrangement. In order to effect a scheme of arrangement, a majority of shareholders in number representing 75% in value, present and voting in person or by proxy as well as the approval of the Bermuda Court is required. In the case of a merger/amalgamation, Brookfield Reinsurance’s bye-laws require approval by a majority of the votes cast by holders of the class A exchangeable shares who vote in respect of the merger/amalgamation and a majority of the votes cast by holders of the class B shares who vote in respect of the merger/amalgamation. For purposes of approval of an amalgamation or merger, all shares, whether or not otherwise entitled to vote, carry the right to vote (including our class C shares). Any shareholder who does not vote in favor of the amalgamation or merger and who is not satisfied that they have been offered fair value for their shares may, within one month of receiving the notice of shareholder meeting to consider the amalgamation, apply to the Supreme Court of Bermuda to appraise the fair value of the shares.

Dissent and Appraisal Rights

The OBCA provides that the shareholders of a corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. Such matters include: (i) an amendment to its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation; (ii) an amendment to its articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on; (iii) any amalgamation with another corporation (other than certain affiliated corporations); (iv) a continuance under the laws of another jurisdiction;

(v) the sale, lease or exchange of all or substantially all of its property other than in the ordinary course of business; or (vi) going private or squeeze out transactions. Dissent rights may also be granted by the court in connection with a court approved arrangement of a corporation, as the court may make any order that it sees fit. A properly dissenting shareholder is also entitled to elect to receive the appraised value of his or her shares in connection with certain compulsory acquisitions, as described below under the heading “—Compulsory Acquisition”.

The Bermuda Act requires that an amalgamating or merging company determine the fair value for its shares and states that a dissenting shareholder is entitled to be paid fair value for their shares. It further provides shareholders who did not vote in favor of the merger/amalgamation and who do not believe that they have been offered fair value with the right to seek the appraisal of the fair value of their shares by the Supreme Court of Bermuda. Further, the shareholders of a Bermuda company are entitled, by application to the Bermuda court, to exercise dissent rights in the event of a compulsory acquisition of shares in the circumstances described below under the heading “—Compulsory Acquisition”.

Compulsory Acquisition

Under the OBCA, where over 90% of the shares of an offering corporation (other than shares held at the date of the bid by or on behalf of the bidder or an affiliate or associate of the bidder) are acquired pursuant to a take-over bid or issuer bid, by complying with the provisions of the OBCA, (i) the bidder can force the non-tendering shareholders to either sell their shares on the same terms as the tendering shareholders, or (ii) the non-tendering shareholders can demand payment from the corporation of the fair value of their securities in exchange for the surrender of their securities to the corporation.

Pursuant to the Bermuda Act, where a scheme or contract involving the transfer of shares of a Bermuda company has been approved by the holders of not less than 90% in value of the shares, the offeror can then give notice in the prescribed form to the holders of the remaining shares of the fact of the acquisition within one month of the transfer. The transferee company may, within one month from the date on which the notice was given, pay the price payable to the remaining shareholders. A dissenting shareholder (that is a shareholder who has not assented to the scheme or contract or who has failed or refused to transfer his or her shares to the transferee company) may, within one month from the date of the notice, require the transferee company to acquire the shares in question and may also apply to the Bermuda Court to order such other terms as it thinks fit to order.

Pursuant to the Bermuda Act, holder(s) of not less than 95% of the shares of a Bermuda company can, on giving notice to the minority shareholders, force them to sell their interest to the 95% holder(s) provided that the terms offered are the same for all of the holders of the shares whereupon the acquiring shareholder is bound to acquire the outstanding shares on the terms set out in the notice. The 5% shareholders can apply to the Bermuda court for an appraisal of the value of their shares, and the majority holder will be entitled to acquire the shares at the price so fixed by the Bermuda court.

Transferability of Shares

Unless the articles of a corporation contain a restriction on the transfer of shares, under the OBCA, shares are presumed to be freely transferable.

Brookfield Corporation’s articles do not contain any restriction on the transfer of shares. However, the sole holder of the Brookfield Class B Shares is a party to a trust agreement in which it has agreed not to sell any of its Brookfield Class B Shares, directly or indirectly, pursuant to a takeover bid, unless a concurrent bid is made to all holders of Brookfield Class A Shares. The concurrent offer must be: (i) for the same percentage of Brookfield Class A Shares as the percentage of Brookfield Class B Shares offered to be purchased from the holder; and (ii) the same in all material respects as the offer for the Brookfield Class B Shares. Among other things, the trust agreement permits: (i) a sale by the sole holder of Brookfield Class B Shares at a price per share less than 115% of the market price of Brookfield Class A Shares and as part of a transaction involving not more than five persons in the aggregate; and (ii) a direct or indirect sale of shares of the sole holder of Brookfield Class B Shares to a purchaser who is or will become a shareholder of that holder and will not hold more than 20% of that holder’s outstanding shares as a result of the transaction.

The exchangeable shares are not to be treated as securities that are convertible into Brookfield Class A Shares for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, holders of exchangeable shares will not be entitled to participate in an offer or bid made to acquire Brookfield Class A Shares unless such offer has been extended to holders of exchangeable shares.

Subject to (i) Bermuda exchange control regulations and any consent of, or notification to, the Bermuda Monetary Authority as required thereunder, and (ii) any limitations or provisions to the contrary in its bye-laws, registered shares of a company incorporated under the Bermuda Act may be transferred by a written instrument of transfer. In the absence of a written instrument of transfer, the directors may accept such evidence of a transfer of shares as they consider appropriate.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance by Brookfield Corporation or delivery by Brookfield Reinsurance of Brookfield Class A Shares in connection with an exchange, redemption or acquisition, as applicable, of exchangeable shares (including upon liquidation, dissolution, or winding up of Brookfield Reinsurance). No broker, dealer or underwriter has been engaged in connection with any such exchange. We will pay all expenses of effecting the exchanges and otherwise pursuant to this prospectus.

For more information, see “Exchange of Exchangeable Shares for Brookfield Class A Shares”.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) with respect to the exchange of exchangeable shares for Brookfield Class A Shares pursuant to the exercise of the exchange right, the receipt of Brookfield Class A Shares pursuant to a redemption by Brookfield Reinsurance, the receipt of Brookfield Class A Shares pursuant to Brookfield Corporation’s exercise of its overriding call right, and the ownership and disposition of such Brookfield Class A Shares as of the date hereof. This discussion is based on current provisions of the Code, the regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, published positions of the IRS, and other applicable authorities, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion does not address all U.S. federal tax laws (such as estate or gift tax laws), nor does it address any aspects of U.S. state or local or non-U.S. taxation. Brookfield Corporation does not intend to seek any ruling from the IRS or opinion of counsel regarding the U.S. federal income tax consequences of the exchange or redemption of exchangeable shares for Brookfield Class A Shares or the other matters discussed below. There can be no assurance that the IRS will not challenge the conclusions reflected herein or that a court would not sustain any such challenge. This discussion only addresses persons that hold exchangeable shares, and will hold Brookfield Class A Shares received in exchange or redemption therefor (including pursuant to Brookfield Corporation’s exercise of its overriding call right), as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of exchangeable shares or Brookfield Class A Shares in light of their personal circumstances, or to any holders subject to special treatment under the Code, such as:

•	banks and other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	tax-exempt organizations or governmental organizations;

•	insurance companies;

•	dealers or brokers in securities;

•	individual retirement and other tax-deferred accounts;

•	persons whose functional currency is not the U.S. dollar;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•

persons who own or will own (directly, indirectly, or constructively) 10% or more of the total voting power of all classes of shares entitled to vote or of the total value of all classes of shares of either of Brookfield Reinsurance or Brookfield Corporation;

•	persons who hold their exchangeable shares or Brookfield Class A Shares as part of a straddle, hedging, conversion, constructive sale, wash sale, or other integrated or similar transaction;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes (and investors therein);

•	persons who are subject to special tax accounting rules under Section 451(b) of the Code; and

•	persons who received their exchangeable shares or Brookfield Class A Shares through the exercise of employee stock options or otherwise as compensation or through tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of exchangeable shares or Brookfield Class A Shares that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds exchangeable shares or Brookfield Class A Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Holders that are partnerships for U.S. federal income tax purposes and the partners in such partnerships are urged to consult their tax advisers regarding the U.S. federal income tax consequences of the exchange or redemption of exchangeable shares for Brookfield Class A Shares and the ownership and disposition of such Brookfield Class A Shares.

This discussion is for informational purposes only and is not tax advice. No statutory, judicial, or administrative authority directly addresses the treatment of a security similar to the exchangeable shares for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences to U.S. Holders of receiving Brookfield Class A Shares upon the exchange or redemption of exchangeable shares are uncertain. Holders of exchangeable shares are urged to consult their tax advisers regarding the U.S. federal income tax consequences of the exchange or redemption of exchangeable shares for Brookfield Class A Shares and of owning and disposing of Brookfield Class A Shares in light of their particular circumstances, as well as any tax consequences arising under the U.S. federal tax laws other than those pertaining to income tax, including estate or gift tax laws, or under any state, local, or non-U.S. tax laws or any applicable income tax treaty.

Characterization of the Class A Exchangeable Shares

The U.S. federal income tax consequences to a U.S. Holder of the exchange or redemption of class A exchangeable shares for Brookfield Class A Shares will depend, in part, on whether the class A exchangeable shares are, for U.S. federal income tax purposes, treated as stock of Brookfield Reinsurance. No authority directly addresses the U.S. federal income tax treatment of a security with terms and related rights similar to the class A exchangeable shares, and therefore the tax treatment of the class A exchangeable shares is uncertain. Brookfield Corporation will treat the class A exchangeable shares as stock of Brookfield Reinsurance for all U.S. federal income tax purposes, and Brookfield Corporation understands that Brookfield Reinsurance will take the same U.S. tax position, but alternative characterizations are possible. For example, the IRS or a court might characterize the class A exchangeable shares as stock of Brookfield Corporation. In such case, the exchange of the class A exchangeable shares for Brookfield Class A Shares by a U.S. Holder might qualify for tax-free treatment, instead of the U.S. federal income tax consequences described below under the heading “—Exchange or Redemption of Class A Exchangeable Shares for Brookfield Class A Shares.” Alternatively, the IRS or a court might characterize the class A exchangeable shares and related rights as a derivative financial instrument, in which case the exchange or redemption of class A exchangeable shares for Brookfield Class A Shares by a U.S. Holder could result in complex and uncertain tax consequences that could be materially different from the consequences described below under the heading “—Exchange or Redemption of Class A Exchangeable Shares for Brookfield Class A Shares.” No assurance can be provided that the IRS or a court will agree with Brookfield Corporation’s position that the class A exchangeable shares constitute stock of Brookfield Reinsurance, and the U.S. federal income tax consequences of an alternative characterization of the class A exchangeable shares could be materially adverse to U.S. Holders. Each U.S. Holder is urged to consult a tax adviser regarding the proper treatment of the class A exchangeable shares for U.S. federal income tax purposes.

The remainder of this discussion assumes that the class A exchangeable shares will be treated for U.S. federal income tax purposes as stock of Brookfield Reinsurance.

Characterization of the Class A-1 Exchangeable Shares

The U.S. federal income tax consequences to a U.S. Holder of the exchange or redemption of class A-1 exchangeable shares for Brookfield Class A Shares will depend, in part, on whether the class A-1 exchangeable shares are, for U.S. federal income tax purposes, treated as stock of Brookfield Reinsurance. No authority directly addresses the U.S. federal income tax treatment of a security with terms and related rights similar to the class A-1 exchangeable shares, and therefore the tax treatment of the class A-1 exchangeable shares is uncertain. Brookfield Corporation will treat the class A-1 exchangeable shares as stock of Brookfield Reinsurance for all U.S. federal income tax purposes, and Brookfield Corporation believes that U.S. Holders have a reasonable basis for taking this U.S. tax position. In addition, Brookfield Corporation understands that Brookfield Reinsurance will take the same U.S. tax position, including for U.S. federal income tax reporting purposes. However, alternative characterizations are possible. For example, the IRS or a court might characterize the class A-1 exchangeable shares and related rights as stock of Brookfield Corporation or as a derivative financial instrument, with complex and uncertain tax consequences, as described in greater detail below under the heading “—Exchange or Redemption of Class A-1 Exchangeable Shares for Brookfield Class A Shares.” No assurance can be provided that the IRS or a court will agree with Brookfield Corporation’s position that the class A-1 exchangeable shares constitute stock of Brookfield Reinsurance, and the U.S. federal income tax consequences of an alternative characterization of the class A-1 exchangeable shares could be materially adverse to U.S. Holders. For certain tax reporting and penalty considerations with respect to U.S. federal income tax positions for which there is only a reasonable basis, see the discussion below under the heading “—Accuracy-Related Penalties.” Each U.S. Holder is urged to consult a tax adviser regarding the proper treatment of the class A-1 exchangeable shares for U.S. federal income tax purposes.

Exchange or Redemption of Class A Exchangeable Shares for Brookfield Class A Shares

Subject to the considerations below relating to PFICs, RPII, and Section 1248 of the Code, a U.S. Holder generally will recognize capital gain or loss upon the exchange of class A exchangeable shares for Brookfield Class A Shares received pursuant to the U.S. Holder’s exercise of the exchange right (or pursuant to Brookfield Corporation’s exercise of its overriding call right) or upon the redemption of class A exchangeable shares for Brookfield Class A Shares by Brookfield Reinsurance (other than a redemption that is treated as a distribution, as described in the following paragraph) equal to the difference between the amount realized and the holder’s adjusted tax basis in such class A exchangeable shares. The amount realized will equal the amount of cash, if any, plus the fair market value of the Brookfield Class A Shares received. Any such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the class A exchangeable shares exceeds one year at the time of disposition. Gain or loss, as well as the holding period for the class A exchangeable shares, will be determined separately for each block of class A exchangeable shares (that is, shares acquired at the same cost in a single transaction). Gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. Holder receiving Brookfield Class A Shares pursuant to the holder’s exercise of the exchange right (or pursuant to Brookfield Corporation’s exercise of its overriding call right) will have a tax basis in such Brookfield Class A Shares equal to their fair market value at the time of the disposition, and the holding period for such shares will begin on the following day.

A redemption of class A exchangeable shares by Brookfield Reinsurance will be treated as a sale or exchange, resulting in the recognition of capital gain or loss as described above, if such redemption is (i) in “complete redemption” of the U.S. Holder’s equity interest in Brookfield Reinsurance, (ii) a “substantially disproportionate” redemption of stock, or (iii) “not essentially equivalent to a dividend,” in each case, within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met with respect to the redemption of class A exchangeable shares, each U.S. Holder may be required to take into account not only the class A exchangeable shares and other equity interests in Brookfield Reinsurance actually owned by the holder, but also other equity interests in Brookfield Reinsurance that are constructively owned by the holder within the meaning of Section 318 of the Code, including by reason of owning Brookfield Class A Shares (whether such Brookfield Class A Shares are actually owned or, by reason of the exchange right, constructively owned) or class A-1 exchangeable shares. If a U.S. Holder owns (actually or constructively) only an insubstantial percentage of the total equity interests in Brookfield Reinsurance and exercises no control over Brookfield Reinsurance’s corporate affairs, the holder may be entitled to sale or exchange treatment on a redemption of the class A exchangeable shares if the holder experiences a reduction in its equity interest in Brookfield Reinsurance (taking into account any constructively owned equity interests) as a result of the redemption. If a U.S. Holder meets none of the alternative tests of Section 302(b) of the Code, the redemption will be treated as a distribution subject to rules substantially similar to those described below under the heading “—Ownership and Disposition of Brookfield Class A Shares—Distributions on Brookfield Class A Shares” (except that Brookfield Corporation understands that Brookfield Reinsurance, based on its calculations of earnings and profits under U.S. federal income tax principles, does not believe that it has any accumulated earnings and profits as of the date hereof, nor does Brookfield Reinsurance expect to have earnings and profits for the current taxable year or in the foreseeable future, in which case such a distribution with respect to class A exchangeable shares generally would be treated as a recovery of tax basis or as capital gain, instead of dividend income, subject to certain conditions). The amount of the distribution will be equal to the fair market value of the Brookfield Class A Shares received. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular U.S. Holder of class A exchangeable shares will depend upon the facts and circumstances as of the time the determination is made, each U.S. Holder is urged to consult a tax adviser regarding the tax treatment of a redemption, including the calculation of the holder’s tax basis in any remaining class A exchangeable shares in the event of a redemption that is treated as a distribution.

For a general discussion of the tax consequences to a U.S. Holder of owning and disposing of Brookfield Class A Shares received in exchange for class A exchangeable shares pursuant to the U.S. Holder’s exercise of the exchange right (or pursuant to Brookfield Corporation’s exercise of its overriding call right) or upon the redemption of class A exchangeable shares for Brookfield Class A Shares by Brookfield Reinsurance, see the discussion below under the heading “—Ownership and Disposition of Brookfield Class A Shares.”

Passive Foreign Investment Company Considerations

Certain adverse U.S. federal income tax consequences generally apply to a U.S. person that owns stock of a non-U.S. corporation that is treated as a PFIC for any taxable year during the U.S. person’s holding period for the stock. In general, a non-U.S. corporation will be a PFIC during a taxable year if (i) 75% or more of its gross income constitutes passive income or (ii) 50% or more of its assets produce, or are held for the production of, passive income. For these purposes, a non-U.S. corporation that owns at least 25% of the value of the stock of another corporation generally is treated as if it received directly its proportionate share of the income, and held its proportionate share of the assets, of the other corporation. Passive income generally includes interest, dividends, and other investment income. However, under an “active insurance” exception, income is not treated as passive if it is derived in the “active conduct” of an insurance business by a “qualifying insurance corporation.” The IRS has issued final and proposed regulations providing guidance on various aspects of the PFIC rules, including the active insurance exception. The proposed regulations will not be effective unless and until they are adopted in final form, although taxpayers generally may rely on the proposed regulations before adoption, provided the proposed regulations are applied consistently.

The exception for qualifying insurance corporations is limited to a non-U.S. insurance company that would be taxed under the provisions of the Code applicable to a U.S. insurance company if it were a U.S. corporation and that maintains applicable insurance liabilities of more than 25% of its assets for a taxable year (or, alternatively, maintains applicable insurance liabilities that at least equal or exceed 10% of its assets, is predominantly engaged in an insurance business, and satisfies a facts and circumstances test that requires a showing that the failure to exceed the 25% threshold is due to runoff-related or rating-related circumstances). Under the proposed regulations, a qualifying insurance corporation is engaged in the active conduct of an insurance business only if it satisfies either a “factual requirements test” or an “active conduct percentage test.” An additional exception for U.S. domestic insurance subsidiaries generally provides that the income of a U.S. domestic corporation to which the look-through rules apply is not treated as passive if the corporation is subject to tax as an insurance company under the applicable provisions of the Code, and the corporation is subject to U.S. federal income tax on its net income. The proposed regulations would limit the application of this rule in the case of certain over-capitalized corporations.

Brookfield Corporation understands that, based on Brookfield Reinsurance’s current and expected income, assets, and activities, Brookfield Reinsurance does not expect to be classified as a PFIC for the current taxable year or in the foreseeable future. However, there is significant uncertainty regarding the application of the final and proposed regulations. The IRS has requested comments on several aspects of the proposed regulations governing the active conduct of an insurance business, and it is uncertain when the proposed regulations will be made final or whether the provisions of any final or temporary regulations will vary from the proposed regulations. Moreover, the PFIC determination is made annually at the end of each taxable year and depends on a number of factors, some of which are beyond Brookfield Reinsurance’s control, including the value of its assets and the amount and type of its income. Accordingly, there can be no assurance that Brookfield Reinsurance or any of its non-U.S. subsidiaries will not be classified as a PFIC for any taxable year or that the IRS will agree with Brookfield Reinsurance’s belief regarding its PFIC status.

If Brookfield Reinsurance were a PFIC for any taxable year during a U.S. Holder’s holding period for class A exchangeable shares, then gain recognized by the U.S. Holder upon the exchange or redemption of the class A exchangeable shares for Brookfield Class A Shares would be allocated ratably over the U.S. Holder’s holding period for the class A exchangeable shares. The amounts allocated to the taxable year of the exchange or redemption, and to any year before Brookfield Reinsurance became a PFIC, would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount.

If Brookfield Reinsurance were a PFIC with respect to a U.S. Holder treated as receiving a distribution with respect to class A exchangeable shares as a result of failing to satisfy any of the alternative tests under Section 302(b) of the Code, as described above under “—Exchange or Redemption of Class A Exchangeable Shares for Brookfield Class A Shares,” then the amount of any “excess distribution” (generally, the amount by which such distribution were to exceed 125% of the average of the annual distributions on the class A exchangeable shares received during the three preceding taxable years or the U.S. Holder’s holding period, whichever is shorter) generally would be allocated to taxable years and subject to taxation in the same manner as gain, as described in the preceding paragraph. The favorable tax rates generally applicable to long-term capital gains with respect to dividends paid to individuals and other non-corporate U.S. Holders would not apply.

Certain elections may be available to mitigate the adverse tax consequences of PFIC status described above. If a U.S. Holder were to elect to treat its interest in Brookfield Reinsurance as a “qualified electing fund” (a “QEF Election”) for the first year the holder were treated as holding such interest, then in lieu of the tax consequences described in the preceding paragraphs, the U.S. Holder generally would be subject to the rules described above in the first paragraph under the heading “—Exchange or Redemption of Class A Exchangeable Shares for Brookfield Class A Shares” with respect to gain or loss realized upon the exchange or redemption of class A exchangeable shares for Brookfield Class A Shares. A QEF Election must be made by a U.S. Holder on an entity-by-entity basis. To make a QEF Election, a U.S. Holder must, among other things, obtain a PFIC annual information statement from Brookfield Reinsurance and prepare and submit IRS Form 8621 with the holder’s annual income tax return. Brookfield Corporation understands that if, contrary to Brookfield Reinsurance’s expectations, Brookfield Reinsurance determines that it is a PFIC for any taxable year, then to the extent reasonably practicable, Brookfield Reinsurance intends to timely provide U.S. Holders with information related to the PFIC status of Brookfield Reinsurance and each non-U.S. subsidiary it is able to identify as a PFIC, including information necessary to make a QEF Election with respect to each such entity.

In lieu of making a QEF Election, if Brookfield Reinsurance is a PFIC for any taxable year and the class A exchangeable shares are treated as “marketable stock” in such year, then a U.S. Holder may make a mark-to-market election with respect to the holder’s class A exchangeable shares (a “Mark-to-Market Election”). The class A exchangeable shares will be marketable if they are regularly traded on certain qualified exchanges, including the NYSE. For these purposes, the class A exchangeable shares generally will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. There can be no assurance that trading in the class A exchangeable shares will be sufficiently regular for the shares to qualify as marketable stock. In general, if a U.S. Holder were to make a timely and effective Mark-to-Market Election, any gain recognized by the holder upon the exchange or redemption of class A exchangeable shares for Brookfield Class A Shares would be ordinary income, and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the Mark-to-Market Election and, thereafter, a capital loss.

Subject to certain exceptions, a U.S. person who owns an interest in a PFIC generally is required to file an annual report on IRS Form 8621, and the failure to file such report could result in the imposition of penalties on such U.S. person and the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. The application of the PFIC rules to U.S. Holders is uncertain in certain respects. U.S. Holders are urged to consult their tax advisers regarding the application of the PFIC rules, including the foregoing filing requirements and the final and proposed regulations, as well as the advisability of making any available election under the PFIC rules, with respect to the exchange or redemption of class A exchangeable shares for Brookfield Class A Shares.

Related Person Insurance Income

Certain adverse U.S. federal income and tax reporting rules may apply to a U.S. person who, directly or indirectly, owns stock of a non-U.S. corporation that earns RPII. Because Brookfield Reinsurance is a holding company and is not itself licensed as an insurance company, Brookfield Corporation understands that Brookfield Reinsurance does not expect to have income treated as RPII. However, the RPII rules of the Code generally will apply to U.S. Holders who, through their ownership of class A exchangeable shares, are indirect shareholders of a non-U.S. insurance subsidiary if (i) the subsidiary is a RPII CFC, which generally will be the case if 25% or more of the value or voting power of such non-U.S. insurance subsidiary’s shares is owned (directly, indirectly through non-U.S. entities, or by the application of certain constructive ownership rules) by U.S. persons, and (ii) neither of the exceptions described below applies.

RPII generally includes “insurance income” (as defined below) from the direct or indirect insurance or reinsurance of any U.S. person who holds shares of the applicable non-U.S. insurance subsidiary (directly or indirectly through non-U.S. entities) or of a person related to such a U.S. person. In general, and subject to certain limitations, “insurance income” is income, including investment income and premium income, attributable to the issuing of any insurance or reinsurance contract that would be taxed under the portions of the Code relating to insurance companies if the income were the income of a U.S. insurance company. A non-U.S. insurance subsidiary may be considered to indirectly reinsure the risk of a U.S. person that holds shares, directly or indirectly, and thus generate RPII, if an unrelated company that insured such risk in the first instance reinsures the risk with such non-U.S. insurance subsidiary.

The RPII rules do not apply to income derived from a non-U.S. insurance subsidiary if (i) direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated as owning (directly or indirectly through entities) less than 20% of the voting power and less than 20% of the value of the shares of such non-U.S. insurance subsidiary or (ii) RPII, determined on a gross basis, is less than 20% of the gross insurance income of such non-U.S. insurance subsidiary for the taxable year. In general, Brookfield Corporation understands that Brookfield Reinsurance believes that its non-U.S. insurance subsidiaries are likely to have operated in such a manner as to qualify for at least one of the foregoing exceptions. However, Brookfield Corporation understands that Brookfield Reinsurance does not track the identity of shareholders or persons who are insured by its subsidiaries for this purpose, and therefore Brookfield Reinsurance has made no formal determination as to whether either of the foregoing exceptions applies to any of its non-U.S. subsidiaries. Accordingly, there can be no assurance that the above RPII rules will not apply or that the IRS will agree with Brookfield Reinsurance’s conclusions regarding the application of the RPII rules.

If none of the exceptions described above were to apply to a non-U.S. insurance subsidiary of Brookfield Reinsurance for a taxable year, then complex rules generally would apply to a U.S. Holder who fails to satisfy any of the alternative tests under Section 302(b) of the Code (as described above under the heading “—Exchange or Redemption of Class A Exchangeable Shares for Brookfield Class A Shares”), and who therefore is treated as receiving a taxable distribution in respect of class A exchangeable shares in the event of a redemption of such shares. Any such U.S. Holder is urged to consult its tax advisers regarding the application of the foregoing rules, including any U.S. federal income tax reporting requirements, with respect to a redemption of class A exchangeable shares.

Application of Section 1248 of the Code

A U.S. Holder that recognizes taxable gain from the exchange or redemption of class A exchangeable shares for Brookfield Class A Shares (including by reason of satisfying any of the alternative tests under Section 302(b) of the Code described above under the heading “—Exchange or Redemption of Class A Exchangeable Shares for Brookfield Class A Shares”), may be subject to additional rules under Section 1248 of the Code. Under Section 953(c)(7) of the Code, the rules of Section 1248 of the Code apply to the sale or exchange of shares of a non-U.S. corporation that would be taxed under the provisions of the Code applicable to U.S. insurance companies if it were a U.S. corporation and that is treated as an RPII CFC (or would be but for certain exceptions). If Section 1248 of the Code applies under such circumstances, gain on the disposition of shares of the non-U.S. corporation may be recharacterized as a dividend to the extent of the U.S. person’s share of the corporation’s undistributed earnings and profits that were accumulated during the period that the U.S. person owned the shares (possibly whether or not those earnings and profits are attributable to RPII).

Brookfield Corporation understands that Brookfield Reinsurance does not directly engage in an insurance or reinsurance business, but it has non-U.S. subsidiaries that do so. Existing proposed Treasury Regulations do not address whether Section 953(c)(7) of the Code may apply to the sale of stock of a non-U.S. corporation which has a non-U.S. subsidiary that is an RPII CFC and that would be taxed under the provisions of the Code applicable to U.S. insurance companies if it were a U.S. corporation. In the absence of legal authority, there is a strong argument that this specific rule should not apply to the exchange or redemption of class A exchangeable shares for Brookfield Class A Shares, because Brookfield Reinsurance is not directly engaged in the insurance business. However, there can be no assurance that the IRS will not successfully assert that Section 953(c)(7) of the Code applies in such circumstances and thus may apply to a U.S. Holder who recognizes taxable gain from the exchange or redemption of class A exchangeable shares for Brookfield Class A Shares.

U.S. Holders are urged to consult their tax advisers regarding the application of such rules and the potential for Section 1248 of the Code to apply to the exchange or redemption of class A exchangeable shares for Brookfield Class A Shares, including any information reporting requirements on IRS Form 5471 (disclosing certain information regarding direct or constructive ownership of a non-U.S. insurance subsidiary) or other applicable IRS form.

Exchange or Redemption of Class A-1 Exchangeable Shares for Brookfield Class A Shares

Consequences if Class A-1 Exchangeable Shares Are Treated as Stock of Brookfield Reinsurance

As discussed above under the heading “—Characterization of the Class A-1 Exchangeable Shares,” Brookfield Corporation and Brookfield Reinsurance intend to treat the class A-1 exchangeable shares as stock of

Brookfield Reinsurance for all U.S. federal income tax purposes, and Brookfield Corporation believes that U.S. Holders have a reasonable basis for taking this position. If the class A-1 exchangeable shares are so treated, the consequences of the exchange or redemption of class A-1 exchangeable shares for Brookfield Class A Shares, as well as the receipt of Brookfield Class A Shares pursuant to Brookfield Corporation’s exercise of its overriding call right, are expected to be substantially similar to the consequences described above under the heading “—Exchange or Redemption of Class A Exchangeable Shares for Brookfield Class A Shares.” For certain tax reporting and penalty considerations with respect to U.S. federal income tax positions for which there is only a reasonable basis, see the discussion below under the heading “—Accuracy-Related Penalties.”

Consequences if Class A-1 Exchangeable Shares Are Treated as Stock of Brookfield Corporation

If, contrary to our intended tax position, the class A-1 exchangeable shares are treated as stock of Brookfield Corporation, a U.S. Holder generally should not recognize gain or loss upon the exchange of class A-1 exchangeable shares for Brookfield Class A Shares pursuant to the exercise of the exchange right (or otherwise upon the receipt of such Brookfield Class A Shares pursuant to Brookfield Corporation’s exercise of its overriding call right). The aggregate tax basis of the Brookfield Class A Shares received by a U.S. Holder should be the same as the aggregate tax basis of the class A-1 exchangeable shares exchanged therefor. The holding period for the Brookfield Class A Shares received should include the U.S. Holder’s holding period for the class A-1 exchangeable shares exchanged therefor. The tax consequences described in this paragraph reflect the assumption that the class A-1 exchangeable shares do not constitute “nonqualified preferred stock” of Brookfield Corporation within the meaning of Section 351(g) of the Code. Preferred stock for this purpose is stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. Based on this definition, we believe the class A-1 exchangeable shares, if treated as stock of Brookfield Corporation, should not be treated as preferred stock and therefore should not constitute nonqualified preferred stock of Brookfield Corporation.

If the class A-1 exchangeable shares are treated as stock of Brookfield Corporation, and a U.S. Holder’s class A-1 exchangeable shares are redeemed by Brookfield Reinsurance for Brookfield Class A Shares, then the alternative tests under Section 302(b) of the Code, as described above, will not apply. Instead, subject to the application of the PFIC rules with respect to Brookfield Corporation, a U.S. Holder generally will be required to recognize capital gain or loss equal to the difference between the fair market value of the Brookfield Class A Shares received upon the redemption and such holder’s adjusted tax basis in the class A-1 exchangeable shares so redeemed.

Consequences if Class A-1 Exchangeable Shares Are Treated as a Derivative Financial Instrument

If, contrary to our intended tax position, the class A-1 exchangeable shares and related rights are treated as a derivative financial instrument, then the exchange or redemption of class A-1 exchangeable shares for Brookfield Class A Shares by a U.S. Holder (or the receipt of such Brookfield Class A Shares pursuant to Brookfield Corporation’s exercise of its overriding call right) could result in complex and uncertain tax consequences that could differ materially from the consequences described above.

The U.S. federal income tax consequences to U.S. Holders of the exchange or redemption of class A-1 exchangeable shares for Brookfield Class A Shares are uncertain. U.S. Holders are urged to consult their tax advisers regarding the U.S. federal income tax consequences of the exchange or redemption of class A-1 exchangeable shares for Brookfield Class A Shares, as well as the receipt of Brookfield Class A Shares pursuant to Brookfield Corporation’s exercise of its overriding call right, in light of their particular circumstances.

Accuracy-Related Penalties

Certain penalties may be imposed on U.S. taxpayers as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax, substantial valuation misstatements, and the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law. Except with respect to the disallowance of claimed tax benefits by reason of a transaction lacking economic substance or failing to meet the requirements of any similar rule of law, however, no penalty will be imposed for any portion of any such underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. With respect to substantial understatements of U.S. federal income tax, the amount of any understatement subject to penalty generally is reduced by that portion of the understatement which is attributable to a position adopted on a U.S. taxpayer’s federal income tax return (i) for which there is, or was, “substantial authority” or (ii) as to which there is a “reasonable basis” and the relevant facts of the position are adequately disclosed on the return.

In light of the uncertain U.S. federal income tax treatment of the class A-1 exchangeable shares, U.S. Holders are urged to consult their tax advisers regarding the implications of the foregoing accuracy-related penalty rules with respect to the exchange or redemption of class A-1 exchangeable shares for Brookfield Class A Shares.

Ownership and Disposition of Brookfield Class A Shares

Distributions on Brookfield Class A Shares

Subject to the PFIC considerations discussed below, the gross amount of a distribution paid to a U.S. Holder with respect to Brookfield Class A Shares (without reduction for any Canadian tax withheld from such distribution) will be included in the holder’s gross income as a dividend to the extent paid out of Brookfield Corporation’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution exceeds Brookfield Corporation’s current and accumulated earnings and profits, the excess would be treated as a recovery of basis to the extent of the U.S. Holder’s basis in Brookfield Class A Shares and then as capital gain. Brookfield Corporation currently does not intend to calculate its earnings and profits under U.S. federal income tax principles. Accordingly, U.S. Holders should expect distributions to be reported as dividends for U.S. federal income tax purposes.

Dividends received by individuals and certain other non-corporate U.S. Holders of Brookfield Class A Shares readily tradable on the NYSE generally will be “qualified dividend income” subject to tax at preferential rates applicable to long-term capital gains, provided that such holders meet certain holding period and other requirements and Brookfield Corporation is not treated as a PFIC for the taxable year in which the dividend is paid or for the preceding taxable year. Dividends on Brookfield Class A Shares generally will not be eligible for the dividends-received deduction allowed to U.S. shareholders that are treated as corporations for U.S. federal tax purposes. U.S. Holders are urged to consult their tax advisers regarding the application of the relevant rules in light of their particular circumstances.

Dividends paid by Brookfield Corporation generally will constitute foreign-source income for foreign tax credit limitation purposes. Accordingly, any Canadian federal withholding tax assessed on dividends received by U.S. Holders may, subject to certain limitations, be claimed as a foreign tax credit or as a deduction for U.S. federal income tax purposes. Notwithstanding the foregoing, the rules relating to foreign tax credits are complex, and the availability of a foreign tax credit depends on numerous factors. U.S. Holders are urged to consult their tax advisers regarding the availability of the foreign tax credit with respect to their particular circumstances.

Sale or Other Taxable Disposition of Brookfield Class A Shares

Subject to the PFIC considerations discussed below, a U.S. Holder will recognize taxable gain or loss upon the sale, exchange, or other taxable disposition of Brookfield Class A Shares equal to the difference, if any, between the amount realized for the Brookfield Class A Shares and the U.S. Holder’s tax basis in the Brookfield Class A Shares. The amount realized will equal the amount of cash, if any, plus the fair market value of any property received in exchange for the Brookfield Class A Shares. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Brookfield Class A Shares exceeds one year at the time of the sale, exchange, or other taxable disposition. Gain or loss, as well as the holding period for the Brookfield Class A Shares, will be determined separately for each block of Brookfield Class A Shares (that is, shares acquired at the same cost in a single transaction) sold or otherwise subject to a taxable disposition. Gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Holders, including individual U.S. Holders that have held their Brookfield Class A Shares for more than one year, currently are eligible for preferential tax rates. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

As discussed above under the heading “—Exchange or Redemption of Class A Exchangeable Shares for Brookfield Class A Shares—Passive Foreign Investment Company Considerations,” certain adverse U.S. federal income tax consequences generally apply to a U.S. person that owns stock of a non-U.S. corporation that is treated as a PFIC for any taxable year during the U.S. person’s holding period for the stock. Based on its current and expected income, assets, and activities, Brookfield Corporation does not expect to be classified as a PFIC for the current taxable year or in the foreseeable future. However, the determination of whether Brookfield Corporation is a PFIC depends upon the composition of its income and assets and the nature of its activities from time to time and must be made annually as of the close of each taxable year. The PFIC determination also depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations. Thus, there can be no assurance that Brookfield Corporation will not be classified as a PFIC for any taxable year, or that the IRS or a court will agree with Brookfield Corporation’s determination as to its PFIC status.

If, contrary to expectation, Brookfield Corporation were a PFIC for any taxable year during a U.S. Holder’s holding period for Brookfield Class A Shares, then the holder would be subject to special tax rules with respect to any “excess distribution” (as defined below) received by the holder and any gain recognized by the U.S. Holder upon the sale or other disposition of the Brookfield Class A Shares, unless the U.S. Holder were to make a valid QEF Election or Mark-to-Market Election (each as defined above under the heading “—Exchange or Redemption of Class A Exchangeable Shares for Brookfield Class A Shares—Passive Foreign Investment Company Considerations”). Distributions received by a U.S. Holder in a taxable year that exceed 125% of the average annual distributions received by the holder during the shorter of the three preceding taxable years or the holder’s holding period for the Brookfield Class A Shares would be treated as “excess distributions.” Under these special tax rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s holding period for the Brookfield Class A Shares;

•

the amount allocated to the current taxable year, and any taxable year in the U.S. Holder’s holding period prior to the first taxable year in which Brookfield Corporation is a PFIC, would be treated as ordinary income; and

•

the amount allocated to each other taxable year would be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year.

In addition, if Brookfield Corporation were classified as a PFIC with respect to a U.S. Holder, to the extent any of Brookfield Corporation’s subsidiaries were also PFICs, the U.S. Holder might be deemed to own shares in any such lower-tier PFICs directly or indirectly owned by Brookfield Corporation in that proportion which the value of the Brookfield Class A Shares owned by the holder bears to the value of all of Brookfield Corporation’s outstanding shares, and the holder therefore might be subject to the adverse tax consequences described above with respect to the shares of such lower-tier PFICs deemed owned by the U.S. Holder.

As noted above, certain elections may be available to mitigate the adverse tax consequences of PFIC status. If a U.S. Holder were to make a QEF Election to treat its interest in Brookfield Corporation as a “qualified electing fund” for the first year the holder were treated as holding such interest, then in lieu of the tax consequences described above, the holder would be required to include in income each year a portion of the ordinary earnings and net capital gains of Brookfield Corporation, even if not distributed to the holder. A QEF Election must be made by a U.S. Holder on an entity-by-entity basis. However, a U.S. Holder may make a QEF Election with respect to Brookfield Class A Shares (or shares of any lower-tier PFIC) only if Brookfield Corporation furnishes certain tax information to such holder annually, and there can be no assurance that such information will be provided.

In lieu of making a QEF Election, a U.S. Holder may avoid the unfavorable rules described above by making a Mark-to-Market Election with respect to the holder’s Brookfield Class A Shares. The Mark-to-Market Election is available only for “marketable stock,” which is stock regularly traded on certain qualified exchanges, including the NYSE. For these purposes, the Brookfield Class A Shares generally will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. There can be no assurance that trading in the Brookfield Class A Shares will be sufficiently regular for the shares to qualify as marketable stock. Moreover, Brookfield Corporation generally does not expect the Mark-to-Market Election to be available with respect to any non-U.S. subsidiary of Brookfield Corporation classified as a PFIC. In general, if a U.S. Holder were to make a timely and effective Mark-to-Market Election, the holder would include as ordinary income each year the excess, if any, of the fair market value of the holder’s Brookfield Class A Shares at the end of the taxable year over its adjusted basis in Brookfield Class A Shares. Any gain recognized by the U.S. Holder on the sale or other disposition of Brookfield Class A Shares would be ordinary income, and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the Mark-to-Market Election and, thereafter, a capital loss.

Subject to certain exceptions, a U.S. person who owns an interest in a PFIC generally is required to file an annual report on IRS Form 8621, and the failure to file such report could result in the imposition of penalties on the U.S. person and the extension of the statute of limitations with respect to federal income tax returns filed by the U.S. person. U.S. Holders are urged to consult their tax advisers regarding the application of the PFIC rules, including the foregoing filing requirements and the advisability of making any available election under the PFIC rules, with respect to their ownership and disposition of the Brookfield Class A Shares.

Medicare Tax

A U.S. Holder that is an individual, estate, or trust may be required to pay a 3.8% Medicare tax on the lesser of (i) the excess of the U.S. Holder’s “modified adjusted gross income” (or “adjusted gross income” in the case of estates and trusts) over certain thresholds and (ii) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of estates and trusts). For these purposes, “net investment income” may include taxable gain upon the exchange or redemption of exchangeable shares for Brookfield Class A Shares, a U.S. Holder’s share of dividends on Brookfield Class A Shares, and gain upon the sale or other taxable disposition of Brookfield Class A Shares, among other things. Unless a U.S. Holder elects otherwise or holds exchangeable shares or Brookfield Class A Shares in connection with certain trades or businesses, the RPII and PFIC provisions generally will not apply for purposes of determining a U.S. Holder’s net investment income. U.S. Holders are urged to consult their tax advisers regarding the implications of the 3.8% Medicare tax with respect to the exchange or redemption of exchangeable shares for Brookfield Class A Shares and the ownership and disposition of such Brookfield Class A Shares.

Backup Withholding and Information Reporting

Payments of dividends to a U.S. Holder and proceeds from the exchange or redemption of exchangeable shares for Brookfield Class A Shares or the sale or other disposition of Brookfield Class A Shares generally will be subject to information reporting and may, under certain circumstances, be subject to backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Foreign Financial Asset Reporting

Certain U.S. persons are required to report information relating to interests in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds certain thresholds, subject to certain exceptions (including an exception for shares held in a custodial account maintained with a U.S. financial institution). Penalties may be imposed for a failure to disclose such information. U.S. Holders are urged to consult their tax advisers regarding the effect, if any, of these additional reporting requirements on their ownership and disposition of exchangeable shares or Brookfield Class A Shares.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO BROOKFIELD REINSURANCE, BROOKFIELD CORPORATION, AND HOLDERS OF EXCHANGEABLE SHARES OR BROOKFIELD CLASS A SHARES ARE COMPLEX AND SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER, AND IN REVIEWING THIS PROSPECTUS THESE MATTERS SHOULD BE CONSIDERED. EACH HOLDER SHOULD CONSULT ITS TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OR REDEMPTION OF EXCHANGEABLE SHARES FOR BROOKFIELD CLASS A SHARES AND THE OWNERSHIP AND DISPOSITION OF BROOKFIELD CLASS A SHARES.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the principal Canadian federal income tax consequences under the Tax Act and the regulations thereunder with respect to the redemption, exchange or other disposition of exchangeable shares to Brookfield Reinsurance or Brookfield Corporation in consideration for Brookfield Class A Shares and of the holding and disposition of Brookfield Class A Shares so received, to a shareholder who is a beneficial owner of such shares, and who, at all relevant times, for the purposes of the Tax Act, (i) deals at arm’s length with Brookfield Reinsurance and Brookfield Corporation, (ii) is not affiliated with Brookfield Reinsurance and Brookfield Corporation and (iii) holds the exchangeable shares and Brookfield Class A Shares, as applicable, as capital property (a “Holder”). Generally, the exchangeable shares and Brookfield Class A Shares will be capital property to a Holder provided the Holder does not acquire or hold such shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary assumes that Brookfield Reinsurance is not and will not become, at any time, a resident of Canada for the purposes of the Tax Act. If Brookfield Reinsurance is (or becomes) resident in Canada for the purposes of the Tax Act, the Canadian federal income tax consequences to a Holder will be different in some material respects from those described in this summary.

This summary is not applicable to a holder: (i) that is a “specified financial institution” (as defined in the Tax Act), (ii) that is a “financial institution” for purposes of the “mark-to-market property” rules in the Tax Act, (iii) an interest in which is a “tax shelter investment” (as defined in the Tax Act), (iv) that reports its “Canadian tax results” (as defined in the Tax Act) in a currency other than Canadian currency, (v) in respect of whom Brookfield Reinsurance is or will be, at any time, a “foreign affiliate” for the purposes of the Tax Act, (vi) that has or will enter into a “derivative forward agreement” or a “dividend rental arrangement” (each as defined in the Tax Act) in respect of the Brookfield Class A Shares or exchangeable shares, (vii) who acquired their Brookfield Class A Shares on the exercise of an employee stock option or otherwise by virtue of their present or past employment with Brookfield Corporation or any of its affiliates, (viii) that is a partnership, or (ix) that is exempt from tax under the Tax Act. Such Holders should consult their own tax advisors. This summary does not address the deductibility of interest on money borrowed with respect to the Brookfield Class A Shares or exchangeable shares.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representations concerning the tax consequences to any particular Holder or prospective Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Holders and prospective Holders should consult their own tax advisors with respect to an investment in the class A exchangeable shares having regard to their own particular circumstances.

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition or deemed disposition of exchangeable shares or Brookfield Class A Shares must be expressed in Canadian currency. Amounts denominated in another currency must be converted into Canadian currency using the applicable rate of exchange (pursuant to the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

Taxation of Holders Resident in Canada

The following portion of the summary is applicable to a Holder who, at all relevant times is resident or is deemed to be resident in Canada under the Tax Act (a “Resident Holder”).

Certain Resident Holders whose Brookfield Class A Shares might not otherwise qualify as capital property may be entitled to make the irrevocable election permitted by subsection 39(4) of the Tax Act, the effect of which may be to deem any such Brookfield Class A Shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such Resident Holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders whose Brookfield Class A Shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election. The exchangeable shares will not be “Canadian securities” for the purpose of the irrevocable election under subsection 39(4) of the Tax Act and therefore no such election will apply to the exchangeable shares. Resident Holders who do not hold the exchangeable shares as capital property should consult their own tax advisors regarding their particular circumstances.

Redemptions, Exchanges and Other Dispositions of Exchangeable Shares

A Resident Holder who disposes of, or who is deemed to dispose of, an exchangeable share, including a disposition to Brookfield Reinsurance (whether on a redemption by Brookfield Reinsurance or otherwise) or a disposition to Brookfield Corporation (whether on an exchange at the request of the Resident Holder, pursuant to the exercise by Brookfield Corporation of its call rights or otherwise), will realize a capital gain (or sustain a capital loss) equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the aggregate of the Resident Holder’s adjusted cost base of such share and any reasonable costs of disposition. Such capital gain (or capital loss) will be subject to the tax treatment described below under “—Taxation of Capital Gains and Capital Losses”.

Where exchangeable shares are redeemed by Brookfield Reinsurance or Brookfield Reinsurance is liquidated, dissolved or wound-up and the redemption amount or liquidation entitlement, as applicable, is satisfied by Brookfield Reinsurance in Brookfield Class A Shares or where Brookfield Corporation satisfies the exchange request of a Resident Holder or exercises its call rights in connection with a redemption or liquidation, dissolution or winding up of Brookfield Reinsurance, as applicable, and the consideration for the satisfaction of the exchange request, or the exercise of the call rights, as applicable, is satisfied by Brookfield Corporation in Brookfield Class A Shares, the proceeds of disposition will be equal to the fair market value, at the time of the acquisition, of the Brookfield Class A Shares acquired by such Resident Holder plus the amount of any cash received in lieu of fractional Brookfield Class A Shares. The cost of the Brookfield Class A Shares so acquired by the Resident Holder will be equal to the fair market value thereof at the time of the acquisition. The cost of the Brookfield Class A Shares so acquired will be averaged with the adjusted cost base of all other Brookfield Class A Shares, if any, held by the Resident Holder as capital property at such time for the purpose of determining thereafter the adjusted cost base of each Brookfield Class A Share held by the Resident Holder.

For a discussion of the Canadian federal income tax consequences to Resident Holders of holding and disposing of Brookfield Class A Shares received as consideration for the satisfaction of an exchange request, or the exercise of the call rights, as applicable, see below under “—Holding and Disposing of Brookfield Class A Shares”.

Taxation of Capital Gains and Capital Losses

In general, one-half of a capital gain realized by a Resident Holder must be included in computing such Resident Holder’s income as a taxable capital gain. One-half of a capital loss must be deducted as an allowable capital loss against taxable capital gains realized in the year and any remainder may be deducted against net taxable capital gains in any of the three preceding taxation years or any subsequent taxation year, to the extent and under the circumstances described in the Tax Act.

Individuals or trusts (other than certain trusts) may be subject to an alternative minimum tax under the Tax Act in respect of net capital gains realized by them.

A Resident Holder that is throughout the relevant taxation year a Canadian-controlled private corporation may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income”, which is defined in the Tax Act to include an amount in respect of taxable capital gains. The additional tax and refund mechanism in respect of “aggregate investment income” would also apply to “substantive CCPCs”, as defined in the Proposed Amendments (including pursuant to anti-avoidance rules in such proposals). Resident Holders are advised to consult their own tax advisors in this regard.

Foreign Property Information Reporting

Generally, a Resident Holder that is a “specified Canadian entity” (as defined in the Tax Act) for a taxation year or a fiscal period and whose total “cost amount” of “specified foreign property” (as such terms are defined in the Tax Act), including the exchangeable shares, at any time in the year or fiscal period exceeds C$100,000 will be required to file an information return with the CRA for the year or fiscal period disclosing certain prescribed information in respect of such property. Subject to certain exceptions, a Resident Holder generally will be a specified Canadian entity. The exchangeable shares will be specified foreign property of a Resident Holder for these purposes. Penalties may apply where a Resident Holder fails to file the required information return in respect of such Resident Holder’s specified foreign property on a timely basis in accordance with the Tax Act.

The reporting rules in the Tax Act relating to specified foreign property are complex and this summary does not purport to address all circumstances in which reporting may be required by a Resident Holder. Resident Holders should consult their own tax advisors regarding compliance with the reporting rules contained in the Tax Act.

Offshore Investment Fund Property

The “offshore investment fund property rules” in the Tax Act (the “OIFP Rules”) may require a Resident Holder to include in income in each taxation year an amount in respect of acquiring, holding or having an exchangeable share.

These rules may apply to a Resident Holder in respect of an exchangeable share if two conditions are satisfied: (a) the value of the exchangeable share may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (collectively, “Investment Assets”); and (b) it may reasonably be concluded, having regard to all the circumstances (including certain specified circumstances), that one of the main reasons for the Resident Holder acquiring, holding or having an exchangeable share was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act had the income, profits and gains been earned directly by the Resident Holder.

If applicable, these rules would generally require a Resident Holder to include in income for each taxation year in which the Resident Holder owns an exchangeable share an imputed return for the taxation year for each exchangeable share owned that is determined by reference to a prescribed rate of interest plus two percent applied to the “designated cost” (as defined in section 94.1 of the Tax Act) of the exchangeable share less the Resident Holder’s income for the year (other than a capital gain) from the exchangeable share determined without reference to the OIFP Rules. Any amount required to be included in computing a Resident Holder’s income under these provisions will be added to the adjusted cost base and the designated cost to the Resident Holder of the exchangeable share.

The OIFP Rules are complex, and their application will potentially depend, in part, on the reasons for a Resident Holder acquiring, holding or having the exchangeable shares. Resident Holders are urged to consult their own tax advisors regarding the application and consequences of these rules in their own particular circumstances.

Holding and Disposing of Brookfield Class A Shares

The following portion of the summary is applicable to a Resident Holder who receives Brookfield Class A Shares on a redemption, exchange or other disposition of exchangeable shares to Brookfield Reinsurance or Brookfield Corporation.

Dividends

The full amount of dividends received (or deemed to be received) on Brookfield Class A Shares by a Resident Holder who is an individual (other than certain trusts) will be included in computing the Resident Holder’s income subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations. Such dividends will be eligible for the enhanced gross-up and dividend tax credit if Brookfield Corporation designates such dividends as an eligible dividend. Dividends received by an individual (other than certain trusts) may give rise to alternative minimum tax under the Tax Act, depending on the individual’s circumstances.

Subject to the potential application of subsection 55(2) of the Tax Act, dividends received or deemed to be received on the Brookfield Class A Shares by a Resident Holder that is a corporation will be included in computing the Resident Holder’s income and generally will also be deductible in computing its taxable income. Private corporations or subject corporations may be liable to pay a refundable tax under Part IV of the Tax Act on dividends received or deemed to be received on the Brookfield Class A Shares to the extent that such dividends are deductible in computing taxable income.

Subsection 55(2) of the Tax Act provides that where a corporate Resident Holder receives a dividend, and such dividend is deductible in computing the corporate Resident Holder’s income and is not subject to Part IV tax (or is subject to Part IV tax that is refundable as part of the series of transactions that includes the receipt of the dividend), all or part of the dividend may in certain circumstances be treated as a capital gain from the disposition of a capital property, the taxable portion of which must be included in computing the corporate Resident Holder’s income for the year in which the dividend was received. Accordingly, corporate Resident Holders should consult their own tax advisors for specific advice with respect to the potential application of this provision.

A Resident Holder that is throughout the relevant taxation year a Canadian-controlled private corporation may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income”, which is defined in the Tax Act to include dividends or deemed dividends that are not deductible in computing taxable income. The additional tax and refund mechanism in respect of “aggregate investment income” would also apply to “substantive CCPCs”, as defined in the Proposed Amendments (including pursuant to anti-avoidance rules in such proposals). Resident Holders are advised to consult their own tax advisors in this regard.

Disposition of Brookfield Class A Shares

A disposition or deemed disposition of Brookfield Class A Shares (other than to Brookfield Corporation, unless purchased by Brookfield Corporation in the open market in the manner in which shares are normally purchased by any member of the public in the open market) by a Resident Holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the aggregate of the Resident Holder’s adjusted cost base of such share and any reasonable costs of disposition. For this purpose, the adjusted cost base to a Resident Holder of Brookfield Class A Shares will be determined at any time by averaging the cost of such Brookfield Class A Shares with the adjusted cost base of any other Brookfield Class A Shares owned by the Resident Holder as capital property at that time.

The tax treatment of such capital gains and capital losses is described above under “—Taxation of Capital Gains and Capital Losses”. However, the amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of a Brookfield Class A Share may be reduced by the amount of any deductible dividends received or deemed to be received by the Resident Holder on such Brookfield Class A Share to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a Brookfield Class A Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Holders should consult their own advisors.

Taxation of Holders not Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the exchangeable shares or Brookfield Class A Shares received on a redemption, exchange or other disposition of class A exchangeable shares to Brookfield Reinsurance or Brookfield Corporation in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

Redemptions, Exchanges and Other Dispositions of Exchangeable Shares

A Non-Resident Holder will not be subject to tax under the Tax Act on a disposition or deemed disposition of an exchangeable share, including a disposition to Brookfield Reinsurance (whether on a redemption by Brookfield Reinsurance or otherwise ) or a disposition to Brookfield Corporation (whether on an exchange at the request of the Non-Resident Holder, pursuant to the exercise by Brookfield Corporation of its call rights or otherwise), unless the exchangeable share constitutes taxable Canadian property of the Non-Resident Holder at the time of the disposition or deemed disposition. The circumstances under which the exchangeable shares will constitute taxable Canadian property of a Non-Resident Holder are discussed below. Brookfield Reinsurance has advised counsel that it does not believe the exchangeable shares will constitute taxable Canadian property as discussed further below under “—Taxable Canadian Property”.

In the event that an exchangeable share constitutes taxable Canadian property of a Non-Resident Holder and any capital gain that would be realized on the disposition (or deemed disposition) thereof is not exempt from tax under the Tax Act pursuant to an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident, then the income tax consequences discussed above for Resident Holders under “Taxation of Holders Resident in Canada—Redemptions, Exchanges and Other Dispositions of Exchangeable Shares” will generally apply to the Non-Resident Holder.

Where exchangeable shares are redeemed by Brookfield Reinsurance or Brookfield Reinsurance is liquidated, dissolved or wound-up and the redemption amount or liquidation amount, as applicable, is satisfied by Brookfield Reinsurance in Brookfield Class A Shares or where Brookfield Corporation satisfies the exchange request of a Non-Resident Holder or exercises its call rights in connection with such redemption or liquidation, dissolution or winding up of Brookfield Reinsurance, as applicable, and the consideration for the satisfaction of the exchange request, or exercise of the call rights, as applicable, is satisfied by Brookfield Corporation in Brookfield Class A Shares, the proceeds of disposition will be equal to the fair market value, at the time of the acquisition, of the Brookfield Class A Shares acquired by such Non-Resident Holder plus the amount of any cash received in lieu of fractional Brookfield Class A Shares. The cost of the Brookfield Class A Shares so acquired by the Non-Resident Holder will be equal to the fair market value thereof at the time of the acquisition. The cost of the Brookfield Class A Shares so acquired will be averaged with the adjusted cost base of all other Brookfield Class A Shares, if any, held by the Non-Resident Holder as capital property at such time for the purpose of determining thereafter the adjusted cost base of each Brookfield Class A Share held by the Non-Resident Holder.

For a discussion of the Canadian federal income tax consequences to Non-Resident Holders of holding and disposing of Brookfield Class A Shares received as consideration for the satisfaction of an exchange request, or the exercise of the call rights, as applicable, see below under “—Holding and Disposing of Brookfield Class A Shares”.

Holding and Disposing of Brookfield Class A Shares

The following portion of the summary applies to a Non-Resident Holder who receives Brookfield Class A Shares on a redemption, exchange or other disposition of exchangeable shares to Brookfield Reinsurance or Brookfield Corporation.

Dividends on Brookfield Class A Shares

Dividends paid or credited (or deemed to be paid or credited) on Brookfield Class A Shares by Brookfield Corporation to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25%, subject to a possible reduction under the terms of an applicable income tax treaty or convention. For example, the rate of withholding tax applicable to a dividend paid on a Brookfield Class A Share to a Non-Resident Holder who (i) is a resident of the United States for purposes of the Canada-United States Income Tax Convention (1980), as amended (the “Convention”), and (ii) beneficially owns the dividend and is fully entitled to the benefits of the Convention, will generally be reduced to 15% (or 5% in certain cases where such Non-Resident Holder is a corporation that beneficially owns at least 10% of Brookfield Corporation’s voting shares). Non-Resident Holders should consult their own tax advisors in this regard.

Disposition of Brookfield Class A Shares

A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of a Brookfield Class A Share, unless the Brookfield Class A Share constitutes taxable Canadian property of the Non-Resident Holder for purposes of the Tax Act at the time of the disposition or deemed disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

The circumstances under which a Brookfield Class A Share will constitute taxable Canadian property of a Non-Resident Holder are discussed below. Brookfield Corporation has advised counsel that it does not believe the Brookfield Class A Shares will constitute taxable Canadian property, as discussed further below under “—Taxable Canadian Property”.

In the event that the Brookfield Class A Share constitutes taxable Canadian property of a Non-Resident Holder and any capital gain that would be realized on the disposition thereof is not exempt from tax under the Tax Act pursuant to an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident, then the income tax consequences discussed above for Resident Holders under “Taxation of Holders Resident in Canada—Holding and Disposing of Brookfield Class A Shares—Disposition of Brookfield Class A Shares” will generally apply to the Non-Resident Holder.

Taxable Canadian Property

Provided that the class A-1 exchangeable shares, class A exchangeable shares or Brookfield Class A Shares, as applicable, are listed on a “designated stock exchange” (as defined in the Tax Act and which currently includes the TSX and the NYSE), the class A-1 exchangeable shares, class A exchangeable shares or Brookfield Class A Shares, as applicable, will generally not constitute taxable Canadian property of a Non-Resident Holder at a particular time unless, at any time during the sixty-month period immediately preceding that time, the following two conditions are met concurrently: (a) 25% or more of the issued shares of any class of Brookfield Reinsurance or Brookfield Corporation, as applicable, were owned by or belonged to one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length, and (iii) partnerships in which the Non-Resident Holder or persons with whom the Non-Resident Holder did not deal at arm’s length holds a membership interest, directly or indirectly through one or more other partnerships; and (b) more than 50% of the fair market value of the class A-1 exchangeable shares, class A exchangeable shares or Brookfield Class A Shares, as applicable, was derived directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests or rights in, property described in (i) to (iii), whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the class A-1 exchangeable shares, class A exchangeable shares or Brookfield Class A Shares may be deemed to be taxable Canadian property of a Non-Resident Holder.

Brookfield Reinsurance and Brookfield Corporation have advised counsel that they do not believe the class A-1 exchangeable shares, class A exchangeable shares or Brookfield Class A Shares, as applicable, will constitute taxable Canadian property at any relevant time because none of the conditions in (b) above are expected to be met at any relevant time.

LEGAL MATTERS

The validity of the securities offered hereby and certain other legal matters with respect to the laws of Canada will be passed upon for us by Torys LLP.

EXPERTS

The financial statements of Brookfield Corporation as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, incorporated by reference in this prospectus, and the effectiveness of Brookfield Corporation’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing. The offices of Deloitte LLP are located at 8 Adelaide Street West, Toronto, Ontario, Canada M5H 0A9.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to Brookfield, reference is made to the registration statement and to the schedules and exhibits filed therewith. Statements included in this prospectus, or the documents incorporated by reference herein about the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, prospective investors should refer to the copy of the document filed as an exhibit to the registration statement for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

We will provide to each person to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus, upon written or oral request, without charge, at the office of the Corporate Secretary of Brookfield Corporation at Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario, Canada M5J 2T3, Telephone: (416) 363-9491.

Brookfield Corporation files certain reports with, and furnishes other information to, each of the SEC and certain securities commissions or similar regulatory authorities of Canada. Under the multijurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of the securities regulatory authorities in the applicable provinces of Canada, which requirements are different from those of the United States. As a foreign private issuer, Brookfield Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. Brookfield Corporation’s reports and other information filed or furnished with or to the SEC are available from the SEC’s EDGAR system at www.sec.gov as well as from commercial document retrieval services. Brookfield Corporation’s Canadian filings are available on the System for Electronic Document Analysis and Retrieval (“SEDAR+”) at www.sedarplus.ca. Unless specifically incorporated by reference herein, documents filed or furnished by Brookfield Corporation on SEDAR+ or EDGAR are neither incorporated in nor part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows Brookfield Corporation to “incorporate by reference” into this prospectus certain documents that it files with or furnishes to the SEC. This means that Brookfield Corporation can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that Brookfield Corporation files with the SEC will automatically update and supersede that information. The following documents, which Brookfield Corporation has filed with or furnished to the SEC, are specifically incorporated by reference in this prospectus:

(a)

Brookfield Corporation’s Annual Report on Form 40-F for the year ended December 31, 2022 filed with the SEC on March 24, 2023 (the “Annual Report”), which includes (i)  Brookfield Corporation’s annual information form for the financial year ended December 31, 2022 (the “Annual Information Form”); (ii) Brookfield Corporation’s audited comparative consolidated financial statements and the notes thereto as at and for each of the two years in the period ended December 31, 2022, together with the accompanying reports of independent registered public accounting firm thereon; and (iii)  the management’s discussion and analysis for the audited comparative consolidated financial statements referred to in (ii) (the “MD&A”);

(b)	Brookfield Corporation’s management information circular filed with the SEC as Exhibit 99.2 to Form 6-K on May 9, 2023;

(c)

the unaudited comparative interim consolidated financial statements of Brookfield Corporation for the three and six months ended June 30, 2023 and 2022, included on pages 66 through 93 of Exhibit 99.1 to Brookfield Corporation’s Form 6-K filed with the SEC on August 14, 2023;

(d)

the management’s discussion and analysis of Brookfield Corporation for the unaudited comparative interim consolidated financial statements referred to in paragraph (c) above, included on pages 10 through 65 of Exhibit 99.1 to Brookfield Corporation’s Form 6-K filed with the SEC on August 14, 2023; and

(e)

the description of the Brookfield Class A Shares contained in Appendix B to the Annual Information Form, which was filed as Exhibit 99.1 to the Annual Report, including any subsequent amendments or reports filed for the purpose of amending such description.

In addition, all subsequent annual reports filed by Brookfield Corporation with the SEC on Form 40-F and any current reports on Form 6-K filed or furnished by Brookfield Corporation that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus as of the date of the filing or furnishing of such documents. We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:

Brookfield Corporation

Brookfield Place181

Bay Street, Suite 100

Toronto, Ontario, Canada M5J 2T3

ATTN: Corporate Secretary

Telephone: (416) 363-9491

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

Brookfield Corporation is organized under the laws of Ontario, Canada. A substantial portion of our assets are located outside of Canada and the United States and certain of our directors and officers, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. It may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors, officer and experts who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against Brookfield Corporation, our directors and officers, or the experts named in this prospectus since a substantial portion of Brookfield Corporation’s assets and the assets of such persons may be located outside of Canada and the United States.

EXPENSES

The following are the estimated expenses incurred or expected to be incurred in connection with the exchanges of class A exchangeable shares for Brookfield Class A Shares being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$153,103
Trustee and transfer agent fees	20,000
Legal fees and expenses	65,000
Accounting fees and expenses	60,000
Total	$298,103